Exhibit 10.1

Confidential Treatment Requested by Momenta Pharmaceuticals, Inc.

COLLABORATION AND LICENSE AGREEMENT

By and Among

Momenta Pharmaceuticals, Inc.

and

Sandoz AG

June 13, 2007

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

i

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

v

Schedule 1.28	– Cost of Goods Sold
Schedule 1.82	– Current Momenta Patent Rights
Schedule 1.89	– Net Sales
Schedule 1.124	– Current Sandoz Patent Rights

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

EXECUTION VERSION

COLLABORATION AND LICENSE AGREEMENT

This Collaboration and License Agreement (“Agreement”) is entered into as of this 13th day of June, 2007 (“Effective Date”), by and between Momenta Pharmaceuticals, Inc., a Delaware corporation (“Momenta”) with a principal place of business at 675 West Kendall Street, Cambridge, MA 02142, and Sandoz AG, a Swiss corporation (“Sandoz”) with a principal place of business at Lichtstraße 35, CH 4056 Basel BS, Switzerland.

RECITALS

WHEREAS, Momenta is a biotechnology company with specific expertise in the science of complex mixtures of peptides, sugars and polysaccharides; their structures, their compositional analysis, their sequencing, and their characterization;

WHEREAS, Sandoz has substantial knowledge and expertise in the research, development, manufacture and sale of pharmaceuticals;

WHEREAS, Sandoz and Momenta wish to collaborate to develop and commercialize the Products (as defined herein), under the terms and conditions specified herein; and

WHEREAS, SandozInc., an Affiliate of Sandoz, and Sandoz AG (via assignment from Sandoz N.V. (f.k.a. Biochemie West Indies, N.V.)) and Momenta are parties to the Existing US Lovenox Agreement (as defined herein), which relates to the development and commercialization of the Lovenox-Referenced Product (as defined herein) in the U.S. Territory (as defined herein);

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the Parties agree as follows:

1.                   DEFINITIONS

When used in this Agreement, each of the following terms shall have the meanings set forth in this Article 1:

1.1.          “Affiliate”.  Affiliate means any corporation, company, partnership, joint venture and/or firm that controls, is controlled by, or is under common control with a Person.  For purposes of this Section 1.1, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of at least fifty percent (50%) of the equity interest with the power to direct the management and policies of such non-corporate entities.  The Parties acknowledge that in the case of certain entities organized under the laws of certain countries outside the United States, the maximum percentage ownership permitted by law for a foreign investor may be less than fifty percent (50%), and that in such case such lower percentage shall be substituted in the preceding sentence, provided that such foreign investor has the power to direct the management and policies of such entity.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.2.          “[**]”.  [**] means (a) [**] (b) its Affiliates, (c) any Person licensed to distribute by [**] or its Affiliates for an [**]-Equivalent Product (the Persons described in Sections 1.2(a), (b) and (c), collectively, the “[**] Persons”), and (d) the successors and assigns of any [**] Persons with respect to any rights to any [**]-Equivalent Product.

1.3.          “Annual Collaboration Plan”.  Annual Collaboration Plan means, with respect to a Product, the Development, Commercialization and Legal Activities plan for such Product, including goals, responsibilities, budgets and timelines for such activities, to be developed by the applicable JPT, submitted to the JOC, and approved by the JSC for each Contract Year, and including forecasts for subsequent Contract Years, in accordance with this Agreement.

1.4.          “Application”.  Application means:  (a) with respect to the U.S. Territory, any of the following:  (i) an Abbreviated New Drug Application filed with the FDA or any successor applications or procedures seeking authorization and approval to manufacture, package, ship, and sell a product in the U.S. Territory; (ii) any other regulatory filing in the U.S. Territory, including without limitation filings that are similar to filings under clause (i), such as a BLA, an NDA, supplemental NDA or an application pursuant to Section 505(b)(2) of the United States Federal Food, Drug, and Cosmetic Act (the “FD&C Act”) or pursuant to the United States Public Health Service Act; and (iii) all supplements and amendments that may be filed with respect to the foregoing; and (b) with respect to any other relevant jurisdiction in the world, any equivalent of the items in clause (a) in such jurisdiction, including, without limitation, any Marketing Approval Application filed with any Regulatory Authority (including the EMEA and the European Commission, as applicable) in the European Territory.

1.5.          “Application Final Approval”.  Application Final Approval means, with respect to a Product in a country in the relevant Territory or, for the relevant purposes of Section 4.2.1, a Fully-Substitutable Copaxone-Equivalent Product in the U.S. Territory, the granting by the relevant Regulatory Authority of final Marketing Approval (with “Marketing Approval” and its incorporated terms applying to the Copaxone-Equivalent Product to the same extent as they apply to Products) for an Application for such Product or Fully-Substitutable Copaxone-Equivalent Product, respectively, in such country.

1.6.          “Business Day”.  Business Day means any day that is not a Saturday, Sunday or other day on which commercial banks located in the State of New York and Munich, Germany are authorized or required to be closed.

1.7.          “cGMP”.  cGMP means current good manufacturing practices as set forth in Title 21, Parts 210 and 211 of the CFR, as established by FDA or as set forth in analogous foreign laws or foreign regulations as established by foreign Regulatory Authorities, as applicable.

1.8.          “Characterize” or “Characterization”.  Characterize or Characterization, with respect to a Product, means chemical, physical and biological characterization of such Product and the applicable Reference Drug with sufficient specificity, and documentation thereof as is necessary to establish to the satisfaction of the relevant Regulatory Authority in the respective Territory that the active ingredient of such Product is the same as that of the applicable Reference Drug, as required to submit an Application.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.9.          “Change in Control”.  Change in Control means, with respect to a Party, the closing of a tender offer, stock purchase, other stock acquisition, merger, consolidation, recapitalization, reverse split, sale or transfer of assets or other transaction (a “Transaction”), as a result of which any Person or group (as such term is defined under Section 13(d) of the Securities Exchange Act of 1934, as amended) (a) becomes the beneficial owner, directly or indirectly, of securities of such Party representing more than fifty percent (50%) of the common stock of such Party or representing more than fifty percent (50%) of the combined voting power with respect to the election of directors (or members of any other governing body) of such Party’s then outstanding securities, (b) obtains the ability to appoint a majority of the Board of Directors (or other governing body) of such Party or (c) obtains the ability to direct the operations or management of such Party or any successor to such Party’s business, unless, immediately following such Transaction, all or substantially all of the Persons and groups who were the beneficial owners of such Party’s voting securities immediately prior to such Transaction beneficially own, directly or indirectly, more than fifty percent (50%) of the combined voting securities of the resulting or surviving entity in such Transaction; provided, however, that a Change in Control shall not result from any Transaction that occurs solely between such Party and any one or more of its then-current Affiliates.

1.10.        “Collaboration Know-How”.  Collaboration Know-How means Sandoz Collaboration Know-How, Joint Collaboration Know-How and Momenta Collaboration Know-How.

1.11.        “Collaboration Product”.  Collaboration Product means each of the Copaxone-Referenced Product and the Lovenox-Referenced Product.

1.12.        “Collaboration Product-Specific Patent Rights”.  Collaboration Product-Specific Patent Rights means the Product-Specific Patent Rights, other than [**] Product-Specific Patent Rights and [**] Product-Specific Patent Rights.

1.13.        “Collaborative Program”.  Collaborative Program means the Development and Commercialization of, and conduct of Legal Activities with respect to, the Products in the relevant Territories, as applicable, within the Field, under this Agreement as described in Articles 5, 6 and 7 and in the Annual Collaboration Plans.

1.14.        “Commercial Scale Validation Costs”.  Commercial Scale Validation Costs means, with respect to a Product, each Party’s FTE Costs, and all out-of-pocket costs paid by Sandoz or Momenta to Third Parties after the Effective Date, in connection with validation of commercial scale process (for drug substance and drug product, as well as associated stability studies) for such Product for sale in the relevant Territory pursuant to this Agreement, which, with respect to such costs that are borne in whole or in part by the other Party, are incurred in accordance with the relevant Annual Collaboration Plan, and any capital investment with respect thereto.  Commercial Scale Validation Costs with respect to a Product also include failed validation batches with respect to such Product.

1.15.        “Commercial Year”.  Commercial Year means, with respect to the Copaxone-Referenced Product and the Lovenox-Referenced Product, respectively, the twelve (12) month period beginning on the first day of the calendar month immediately following the First

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Commercial Sale of such Product in any country in the U.S. Territory (for the Copaxone-Referenced Product) or the European Territory (for the Lovenox-Referenced Product), respectively (the first Commercial Year), and (b) each twelve (12) month period beginning on the anniversary of such day (the second Commercial Year, the third Commercial Year, etc.).

1.16.        “Commercialization,” “Commercialize” or “Commercializing”.  Commercialization, Commercialize or Commercializing means, with respect to a Product, any and all activities directed to (a) commercial manufacturing (including, without limitation, the manufacture of commercial supply for distribution in the relevant Territory and the manufacture of commercial inventory); (b) marketing, promoting, distributing, importing, offering for sale and/or selling such Product; and (c) post-Launch regulatory affairs for such Product.  “Commercialization,” “Commercialize” or “Commercializing” does not include Development or Legal Activities.

1.17.        “Commercialization Costs”.  Commercialization Costs means, with respect to a Product, each Party’s FTE Costs, and all out-of-pocket costs paid by Sandoz or Momenta to Third Parties after the Effective Date, in connection with (a) Commercializing such Product for sale in the relevant Territory pursuant to this Agreement, which, with respect to such costs that are borne in whole or in part by the other Party, are incurred in accordance with the relevant Annual Collaboration Plan, (b) any capital investment with respect to Commercialization, and (c) Commercial Scale Validation Costs.  Commercialization Costs with respect to a Product also include inventory not sold with respect to such Product.  Commercialization Costs do not include (a) Development Costs, (b) the Momenta Third Party Royalty Obligations, (c) Third Party Royalties, (d) Product-Specific Patent Costs or other patent costs allocated pursuant to Article 8, (e) Legal Expenses, or (f) amounts relating to commercializing the Lovenox-Referenced Product in the U.S. Territory.  For the avoidance of doubt, Commercialization Costs shall [**].  If Sandoz requests Momenta’s assistance with commercial manufacturing activities, Sandoz will reimburse aspects of Cost of Goods Sold that are performed by Momenta within [**] days after receipt of such invoice.

1.18.        “Commercially Reasonable”.  Commercially Reasonable means, with respect to the efforts to be expended by a Party with respect to any objective or with respect to the decision to be made by a Party, reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective, or making such decision in reasonable, good faith as such Party would normally make, in each case under similar circumstances exercising reasonable business judgment, it being understood and agreed that, with respect to the Development or Commercialization of a Product or Legal Activities, such efforts, or decisions, shall be substantially equivalent to those efforts and resources commonly used, or decisions commonly made, by such Party for a product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other proprietary position of the Product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the Product, alternative products and other relevant factors commonly considered in similar circumstances.  It is anticipated that the level of effort, and the decisions, will change over time, reflecting changes in the status of the Product.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.19.        “Committee”.  Committee means each of the JSC, the JOC, each JPT, the Regulatory and Policy Strategy Team and the Legal / Intellectual Property Team.

1.20.        “Community of Interest Letters and Agreements”.  Community of Interest Letters and Agreements means the two Community of Interest letters between Momenta, on the one hand, and [**], on the other hand, dated as of [**], and the Agreement [**], between Momenta, on the one hand, and [**], on the other hand, dated [**]; and all revisions and modifications thereto agreed upon in writing by the Parties.

1.21.        “Confidential Information”.  Confidential Information means all Know-How or other confidential or proprietary information and materials (whether or not patentable) regarding a Party’s technology, products or business, which (a) if disclosed in writing, is designated as confidential in writing by the Disclosing Party, whether by letter or by the use of an appropriate stamp or legend, prior to or at the time any such Know-How or other information or material is disclosed by the Disclosing Party to the Receiving Party, (b) if disclosed orally or visually, is identified as confidential at the time of disclosure, or (c) is of the type that is customarily considered to be confidential by persons engaged in activities that are substantially similar to the activities being engaged in by the Parties pursuant to this Agreement.  “Confidential Information” shall not include information:  (i) which is or becomes generally available to the public other than as a result of disclosure thereof by the Receiving Party; (ii) which is lawfully received by the Receiving Party on a non-confidential basis from a Third Party that is not itself under any obligation of confidentiality or nondisclosure to the Disclosing Party or any other Person with respect to such information; (iii) which is already known to the Receiving Party at the time of disclosure by the Disclosing Party, or (iv) which can be shown by the Receiving Party to have been independently developed by the Receiving Party without reference to the Disclosing Party’s Confidential Information.

1.22.        “Consumer Price Index”.  Consumer Price Index means the Consumer Price Index — Urban Wage Earners and Clerical Workers, U.S. City Average, All Items, 1982-84 = 100, published by the United States Department of Labor, Bureau of Labor Statistics (or its successor equivalent index).

1.23.        “Contract Year”.  Contract Year means the period beginning on the Effective Date and ending on December 31, 2007 (the “First Contract Year”), and/or each succeeding twelve (12) month calendar year period thereafter during the Term (referred to as the “Second Contract Year”, “Third Contract Year”, etc.).

1.24.        “Control” or “Controlled”.  Control or Controlled means with respect to any item of Know-How or any intellectual property right, the possession, whether by ownership or license (other than pursuant to a license granted under this Agreement or the Existing US Lovenox Agreement), by a Party or any of its Affiliates of the ability to grant to the other Party access and/or a license as provided herein under such item or right without violating the terms of any agreement or arrangement with any Third Party existing before or after the Effective Date.

1.25.        “Controlled Contractor”.  Controlled Contractor means (a) a Third Party contractor such as a contract research organization, contract service organization, contract

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

employee, consultant and the like who merely conducts activities on behalf of such Party and is subject to such Party’s supervision and control, or (b) a Third Party contract manufacturer.

1.26.        “Copaxone-Equivalent Product”.  Copaxone-Equivalent Product means (a) Copaxone® in injectable form sold as a brand, including Copaxone® if sold by Teva and/or its co-distributors or licensees using another tradename (collectively, “Branded Copaxone”), or (b) any injectable product sold in the relevant Territory (other than Branded Copaxone) that is a generic A-rated therapeutically equivalent, for the U.S. Territory, or foreign equivalent thereof, to Copaxone® in injectable form.  For the avoidance of doubt, Copaxone-Equivalent Product excludes any new chemical entities.

1.27.        “Copaxone-Referenced Product”.  Copaxone-Referenced Product means injectable (syringe and vial) glatiramer acetate for which (a) the reference listed drug is (i) listed in US New Drug Application No. 020622 or (ii) equivalents of such reference listed drug in each other country in the relevant Territory, and (b) an Application could be approved by the relevant Regulatory Authority.  For the avoidance of doubt, Copaxone-Referenced Product excludes any new chemical entities.

1.28.        “Cost of Goods Sold”.  Cost of Goods Sold means, with respect to a Product, the aggregate of each Party’s cost to commercially manufacture, test, package and/or Label such Product (including the buildup of commercial inventory), calculated as follows (“Cost”):

1.28.1.     For such Product, the cost for manufacturing, testing, packaging, and/or Labeling performed by a Third Party shall equal the costs as invoiced by such Third Party for the manufacture, testing, packaging and/or Labeling of the specified quantity of such Product; and

1.28.2.     For such Product, the cost for manufacturing, testing, packaging, and/or Labeling performed by Sandoz or its Affiliates shall equal the costs that are incurred by Sandoz or its Affiliates in connection with the manufacture, testing, packaging, Labeling and delivery to a warehouse(s) designated by Sandoz of the specified quantity of such Product, calculated pursuant to the Novartis principal accounting policies (as detailed in Schedule 1.28), and determined from the books and records of Sandoz or its Affiliates maintained in accordance with GAAP or IFRS, consistently applied.

1.28.3.     For such Product, any Commercialization activities performed by Momenta pursuant to this Agreement shall be calculated on a fee-for-service basis, based on the number of machine hours, FTEs, consumables and similar measurable quantities, as well as administrative charges, calculated at the rates which Momenta would charge to Third Parties on an arms-length basis, and with such amounts determined from the books and records of Momenta or its Affiliates maintained in accordance with GAAP, consistently applied.

Sandoz, through its relevant Affiliates, retains the right to modify the Novartis principal accounting policies to comply with specific changes in GAAP or IFRS.  The revised calculation of Cost of Goods Sold resulting from such modifications is subject to the consent of Momenta, such consent not to be unreasonably withheld.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Cost of Goods Sold must be calculated with reasonable approximation to actual costs (use of standard cost plus variances (purchase price, production, etc) to achieve actual costs), including provisions for and subsequent charges to obsolescence.  The Cost of free goods is included in Cost of Goods Sold.

If Third Party Royalties are payable with respect to a Collaboration Product after Launch of such Product in the relevant country, such amounts shall be included in Cost of Goods Sold for purposes of calculating the Profits with respect to such Product, subject to Section 4.1.5.  For the sake of clarity, Third Party Royalties with respect to Glycoprotein Products shall be borne in accordance with Section 4.1.5.

Notwithstanding the foregoing, Cost of Goods Sold hereunder excludes Costs relating to the Lovenox-Referenced Product in the U.S. Territory.

1.29.        “Develop” or “Development”.  Develop or Development means, with respect to a Product, all activities up to and including development of commercial scale process for such Product, whether such activities are conducted prior to the filing of the relevant Application(s) for such Product in the relevant country(ies) in the relevant Territory or thereafter until Application Final Approval of such Product in each such country, including:  (a) Characterization of such Product; (b) preclinical and, if applicable, clinical studies, bioequivalence studies, development of analytical assays, stability studies and quality analysis/quality control development; (c) formulation, process development and development of commercial scale process; (d) validation of commercial scale process (for drug substance and drug product, as well as associated stability studies) (but all costs with respect thereto are included in Commercialization Costs as Commercial Scale Validation Costs); (e) statistical analysis; and (f) pre-Launch regulatory affairs (including legal activities with respect thereto).  Notwithstanding the foregoing, “Develop” or “Development” does not include Commercialization or Legal Activities.

1.30.        “Development Costs”.  Development Costs means, with respect to a Product, each Party’s FTE Costs (collectively) and all out-of-pocket costs paid by Sandoz or Momenta to Third Parties (collectively) after the Effective Date in connection with the Development (other than Commercial Scale Validation Costs) of such Product for commercialization in the relevant Territory (including, without limitation, Controlled Contractors in connection with the Development of such Product) which, with respect to such costs that are borne in whole or in part by the other Party, are incurred in accordance with the relevant Annual Collaboration Plan.  Development Costs do not include:  (a) Momenta Third Party Royalty Obligations; (b) Third Party Royalties; (c) Commercialization Costs; (d) Product-Specific Patent Costs or other patent costs allocated pursuant to Article 8; (e) Legal Expenses; (f) amounts relating to the development of the Lovenox-Referenced Product in the U.S. Territory; or (g) Commercial Scale Validation Costs.

1.31.        “EMEA”.  EMEA means The European Agency for the Evaluation of Medicinal Products.

1.32.        “[**]-Equivalent Product”.  [**]-Equivalent Product means (a) [**] in injectable form sold as a brand, including [**] using another tradename (collectively, “Branded [**]”), or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

(b) any injectable product sold in the U.S. Territory (other than Branded [**]) that is a generic A-rated therapeutically equivalent to [**] in injectable form.  For the avoidance of doubt, an [**]-Equivalent Product excludes any new chemical entities.  The Parties agree that the product sold as the brand [**] shall not be considered an [**]-Equivalent Product.

1.33.        “[**] Product-Specific Patent Rights”.  [**] Product-Specific Patent Rights means those Sandoz Product-Specific Patent Rights, Momenta Product-Specific Patent Rights and Joint Product-Specific Patent Rights that solely relate to the [**]-Referenced Product and do not relate to, and cannot reasonably be used with, any other product or for any general purpose.

1.34.        “[**]-Referenced Product”.  [**]-Referenced Product means injectable [**] for which the reference listed drug is [**] as listed in U.S. Biologic License Application No. [**] and for which an Application could be approved by the FDA for the U.S. Territory and which product has (a) [**], (b) [**], and (c) [**].  For the avoidance of doubt, [**]-Referenced Product excludes any new chemical entities.  For clarity, any product for which an Application citing [**] as the reference listed drug could be approved shall not be considered an [**]-Referenced Product.

1.35.        “Equity Agreements”.  Equity Agreements means the Stock Purchase Agreement and the Investor Rights Agreement.

1.36.        “European Territory”.  European Territory means (a) the member states of the European Union, as may be revised from time to time, and (b) Andorra, Iceland, Liechtenstein, Monaco, Norway, Switzerland, San Marino and Vatican City.

1.37.        “Executive Officers”.  Executive Officers means (a) with respect to the First Contract Year, the Chief Executive Officer of Sandoz and the Chief Executive Officer of Momenta, and (b) thereafter, with respect to each Party, (i) the Chief Executive Officer of such Party or (ii) a global vice-president (or other title) who reports directly to the Chief Executive Officer of such Party and who is not then a co-chair of the JSC or JOC.

1.38.        “Existing US Lovenox Agreement”.  Existing US Lovenox Agreement means the Collaboration and License Agreement, dated November 1, 2003, by and among Momenta, Sandoz Inc. and Sandoz AG (via assignment from Sandoz N.V. (f.k.a. Biochemie West Indies, N.V.)), as may be amended from time to time.

1.39.        “FDA”.  FDA means the United States Food and Drug Administration, or any successor agency thereto.

1.40.        “Field”.  Field means the injectable administration of the Products for all therapeutic indications.

1.41.        “Final ROW Legal Clearance”.   Final ROW Legal Clearance means, with respect to a Product in a country in the Territory but outside the U.S. Territory, the earliest of:  (i) receipt by a Party or any of its Affiliates of a final, unappealable judgment that determines that marketing of such Product does not infringe the relevant Innovator’s Patent Rights (due to non-infringement, invalidity and/or unenforceability); or (ii) receipt by a Third Party of a final, unappealable judgment in a patent infringement suit between the relevant Innovator and such

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Third Party, which would permit the marketing of such Product without infringing the relevant Innovator’s Patent Rights, either (A) because such Patent Rights have been declared invalid or unenforceable, or (B) as determined by the JSC in its judgment, even if such Patent Rights have not been declared invalid or unenforceable; or (iii) a Settlement with respect to all such Patent Rights.

1.42.        “Final U.S. Legal Clearance”.  Final U.S. Legal Clearance means, with respect to a Product in the U.S. Territory, (a) the absence of Patent Litigation, in the U.S. Territory, (i) pursuant to 21 U.S.C. 355(c)(3)(C) or 355(j)(5)(B)(iii) with respect to the patents listed in the Orange Book and/or any subsequent similar compendium for the relevant Reference Drug (any of the foregoing compendia, the “Orange Book”), such patents, “Orange Book Patent Rights”) if an Orange Book patent filing is legally permitted or required with respect to the Reference Drug, or (ii) with respect to the relevant Innovator’s Patent Rights, if an Orange Book patent filing is not legally available for the Reference Drug, in each of cases (i) and (ii), prior to the granting of Application Final Approval for such Product in such country, or (b) in the event that such Patent Litigation occurs in such country prior to the granting of Application Final Approval for such Product, the earliest of:  (i) receipt by a Party or any of its Affiliates of a final, unappealable judgment that determines that marketing of such Product does not infringe (A) the relevant Innovator’s Orange Book Patent Rights if an Orange Book patent filing is legally permitted or required for the Reference Drug, or (B) the relevant Innovator’s Patent Rights, if an Orange Book patent filing is not legally available for the Reference Drug; or (ii) receipt by a Third Party of a final, unappealable judgment in a patent infringement suit between the relevant Innovator and such Third Party, which would permit the marketing of such Product without infringing (A) the relevant Innovator’s Orange Book Patent Rights if an Orange Book patent filing is legally permitted or required for the Reference Drug, or (B) the relevant Innovator’s Patent Rights, if an Orange Book patent filing is not legally available for the Reference Drug, either (y) because such Patent Rights have been declared invalid or unenforceable, or (z) as determined by the JSC, even if such Patent Rights have not been declared invalid or unenforceable; or (iii) a Settlement with respect to all such Patent Rights.

1.43.        “First Commercial Sale”.  First Commercial Sale means, with respect to a Product in a country in the relevant Territory, the first commercial sale of such Product in such country by Sandoz, its Affiliates and/or distributors, or by sublicensees approved by the Parties.  Sales for test marketing, clinical trial purposes or compassionate or similar use shall not give rise to a First Commercial Sale.

1.44.        “[**]-Equivalent Product”.  [**]-Equivalent Product means (a) [**] in injectable form sold as a brand, including [**] using another tradename and/or [**] using another tradename (collectively, “Branded [**]”), or (b) any injectable product sold in the European Territory (other than Branded [**]) that is granted or has a rating equivalent to a U.S. generic A-rated therapeutically equivalent to [**] in injectable form.  For the avoidance of doubt, [**]-Equivalent Product excludes any new chemical entities.

1.45.        “[**] Product-Specific Patent Rights”.  [**] Product-Specific Patent Rights means those Sandoz Product-Specific Patent Rights, Momenta Product-Specific Patent Rights and Joint Product-Specific Patent Rights that solely relate to the [**]-Referenced Product and do not relate to, and cannot reasonably be used with, any other product or for any general purpose.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.46.        “[**]-Referenced Product”.  [**]-Referenced Product means injectable [**] for which (A) the reference listed drug is (i) [**] as listed in any of the Marketing Authorizations with the base No. [**] granted by the European Commission or [**] as listed in the Marketing Authorizations with the base No. [**] granted by the European Commission, or (ii) [**] as listed in any further national marketing authorizations granted by authorities of countries in the European Territory other than the member states of the European Union, Norway, Iceland and Liechtenstein, or, (iii) listed in any duplicate of the aforesaid Marketing Authorizations under (i) or (ii) which is based on an essentially identical dossier, and for which (B) an Application could be approved by the European Commission for the European Territory and which product has (x) [**], (y) [**], and (z) [**].  For the avoidance of doubt, [**]-Referenced Product excludes any new chemical entities.

1.47.        “FTE”.  FTE means a full time equivalent person year (consisting of a total of [**] hours per year) of scientific, legal, technical or managerial work on or directly related to the Collaborative Program.

1.48.        “FTE Costs”.  FTE Costs means U.S.$[**] per FTE, increased or decreased in each calendar year by the percentage increase or decrease in the Consumer Price Index as of the then most recent December 31 over the level of the Consumer Price Index as of December 31, 2005.

1.49.        “Full Affiliate”.  Full Affiliate means any corporation, company, partnership, joint venture and/or firm that fully controls, is fully controlled by, or is under common full control with a Person.  For purposes of this Section 1.49, “full control” means (a) in the case of corporate entities, direct or indirect ownership of one hundred percent (100%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, direct or indirect ownership of one hundred percent (100%) of the equity interest with the power to direct the management and policies of such non-corporate entities.

1.50.        “Fully-Substitutable” or “Full-Substitutability”.  “Fully-Substitutable” or “Full-Substitutability” means (a) with respect to a Collaboration Product or, for the relevant purposes of Section 4.2, a Copaxone-Equivalent Product or Lovenox-Equivalent Product, the authorized claim of A-rated therapeutically equivalent or otherwise therapeutically equivalent, as defined in the Orange Book, with respect to the U.S. Territory, or the foreign equivalent thereof in the relevant country in the relevant Territory (outside the U.S. Territory), and (b) with respect to a Glycoprotein Product, (i) with respect to the U.S. Territory, a determination by the FDA of therapeutic equivalence or other interchangeability with the relevant Reference Drug, and (ii) with respect to the applicable Territory (outside the U.S. Territory), (A) a determination of interchangeability with the relevant Reference Drug permitting the physician to switch the relevant Reference Drug with the relevant Glycoprotein Product, which determination has been made by the appropriate Regulatory Authority or by applicable laws or regulations, or (B) other substitutability with the relevant Reference Drug for the relevant Territory for the purpose of payor reimbursement, which has been established by a grant of the competent Regulatory Authority or by applicable laws or regulations.

1.51.        “GAAP”.  GAAP means United States Generally Accepted Accounting Principles.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.52.        “Glycoprotein Product”.  Glycoprotein Product means each of the [**]-Referenced Product and the [**]-Referenced Product.

1.53.        “Glycoprotein Product-Related Patent Rights”.  Glycoprotein Product-Related Patent Rights means Patent Rights covering Collaboration Know-How in the relevant Territory, which directly cover (including claims that recite the composition of matter) any Glycoprotein Product, including [**] Product-Specific Patent Rights and [**]-Product-Specific Patent Rights.

1.54.        “IFRS” means International Financial Reporting Standards.

1.55.        “Improvement”.  Improvement means any enhancement to Sandoz Know-How, Momenta Know-How, Sandoz Collaboration Know-How or Momenta Collaboration Know-How, as the case may be, based on and arising from exposure to such Know-How and made during the conduct of the Collaborative Program, including enhancements made to such Improvements during the conduct of the Collaborative Program.

1.56.        “Innovator”.  Innovator means (a) with respect to the Copaxone-Referenced Product, Teva; (b) with respect to the Lovenox-Referenced Product, Sanofi-Aventis; (c) with respect to the [**]-Referenced Product, [**] and [**], collectively; and (d) with respect to the [**]-Referenced Product, [**] and/or [**].

1.57.        “Investor Rights Agreement”.  Investor Rights Agreement means the Investor Rights Agreement entered into by Momenta and Novartis Pharma AG on July 25, 2006.

1.58.        “JAM”.  JAM means Joint Alliance Manager.

1.59.        “Joint Collaboration IP”.  Joint Collaboration IP means Joint Collaboration Know-How and Joint Collaboration Patent Rights.

1.60.        “Joint Collaboration Know-How”.  Joint Collaboration Know-How means all Know-How (other than works of authorship) conceived, or, solely with respect to works of authorship, authored, jointly by Sandoz or its Affiliates, on the one hand, and Momenta or its Affiliates, on the other hand, during and in the conduct of the Collaborative Program, excluding those Improvements to Sandoz Know-How, Improvements to Sandoz Collaboration Know-How, Improvements to Momenta Know-How or Improvements to Momenta Collaboration Know-How which are made jointly by Sandoz or its Affiliates, on the one hand, and Momenta or its Affiliates, on the other hand.

1.61.        “Joint Collaboration Patent Rights”.  Joint Collaboration Patent Rights means all Patent Rights throughout the world covering the Joint Collaboration Know-How.

1.62.        “Joint Product-Specific Know-How”.  Joint Product-Specific Know-How means all Joint Collaboration Know-How that solely relates to the Product(s) and does not relate, and cannot reasonably be used with, any other product or for any other general purpose.

1.63.        “Joint Product-Specific Patent Rights”.  Joint Product-Specific Patent Rights means all Patent Rights throughout the world covering Joint Product-Specific Know-How.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.64.        “Know-How”.  Know-How means any information and material that is confidential and proprietary, including, without limitation, ideas, concepts, discoveries, inventions, developments, improvements, know-how, trade secrets, designs, devices, equipment, process conditions, algorithms, notation systems, works of authorship, computer programs, technologies, formulas, techniques, methods, procedures, assay systems, applications, data, documentation, reports, sugars, polysaccharides, heparinases, enzymes, reagents, glycoproteins, proteins, peptides, glycoconjugates, primers, plasmids, vectors, expression systems, cells, cell lines, antibodies, organisms, chemical compounds, products, specifications and formulations, whether patentable or otherwise.  Know-How shall also include non-confidential information and material to the extent such information and material first lost its confidentiality by virtue of its disclosure in an issued patent or published patent application, a filing with a Regulatory Authority or as part of a legal proceeding.

1.65.        “Label”.  Label means, with respect to a Product, any package labeling designed for use with such Product, pursuant to the terms of this Agreement, in accordance with cGMP, including the package insert for such Product, that is approved by the relevant Regulatory Authority pursuant to the terms of this Agreement; and any variation of such term, such as “Labeled” or “Labeling”, means the act of doing the foregoing, and “Labeler” means a Party or Third Party who performs the act of Labeling.

1.66.        “Launch”.  Launch means, with respect to a Product in a country in the relevant Territory, the date when Sandoz, its Affiliates or distributors achieve the First Commercial Sale of such Product in such country.

1.67.        “Legal Activities”.  Legal Activities means (a) all Product-Specific Patent Activities, and (b) all activities with respect to Legal Clearance.

1.68.        “Legal Clearance”.  Legal Clearance means, with respect to a Product in a country in the relevant Territory, Final ROW Legal Clearance or Final U.S. Legal Clearance, as applicable, including all Patent Litigation activities necessary or beneficial to achieve such Final ROW Legal Clearance or Final U.S. Legal Clearance, as applicable.

1.69.        “Legal Clearance Costs”.  Legal Clearance Costs means, with respect to a Product, all legal fees and expenses incurred to achieve Legal Clearance with respect to such Product, or otherwise to achieve Marketing Approval of any Product, excluding (a) Settlement Costs with respect thereto, and (b) amounts relating to achieving legal clearance for the Lovenox-Referenced Product in the U.S. Territory.

1.70.        “Legal Costs”.  Legal Costs means, with respect to a Product, any Liabilities paid or incurred by either Party with respect to Third Party claims against any Sandoz Indemnified Party or Momenta Indemnified Party, of the type described in Section 12.1(c), (d) or (e) (regardless of whether such claim has been made against or naming any Momenta Indemnified Party) with respect to such Product, including Settlement Costs, but expressly excluding all Legal Clearance Costs.

1.71.        “Legal Expenses”.  Legal Expenses means, with respect to a Product in the relevant Territory:  (a) Legal Clearance Costs; (b) Legal Costs; and (c) Momenta’s FTE Costs

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

with respect to Legal Activities for the Glycoprotein Products, which costs are incurred in accordance with the relevant Annual Collaboration Plan; but (d) not including Momenta’s FTE Costs with respect to the Legal Activities for the Collaboration Products.  Notwithstanding the foregoing, Legal Expenses hereunder excludes such amounts relating to the Lovenox-Referenced Product in the U.S. Territory.

1.72.        “Lovenox-Equivalent Product”.  Lovenox-Equivalent Product means (a)    Lovenox® in injectable form sold as a brand, including Lovenox® sold by Sanofi-Aventis using Clexane®, Klexane® or another tradename (collectively, “Branded Clexane”), or (b) any injectable product sold in the European Territory (other than Branded Clexane) that is a generic A-rated therapeutically equivalent, or the EU equivalent thereof, to Lovenox®, Clexane® or Klexane® in injectable form.  For the avoidance of doubt, Lovenox-Equivalent Product excludes any new chemical entities.

1.73.        “Lovenox-Referenced Product”.  Lovenox-Referenced Product means injectable (syringe and vial) enoxaparin for which the reference listed drug is listed in US New Drug Application No. 020164, for which an Application could be approved by the relevant Regulatory Authority.  For the avoidance of doubt, Lovenox-Referenced Product excludes any new chemical entities.

1.74.        “Marketing Approval”.  Marketing Approval means, with respect to a Product in a country or region, the approval of the relevant Regulatory Authority necessary and sufficient for the marketing and First Commercial Sale of such Product in such country or region.

1.75.        “MIT”.  MIT means Massachusetts Institute of Technology.

1.76.        “MIT Agreement”.  MIT Agreement means the Amended and Restated Exclusive Patent License Agreement by and between MIT and Momenta, dated as of November 1, 2002, and as amended by a First Amendment dated November 15, 2002, letter agreements dated September 12, 2003 and October 22, 2003, a Second Amendment dated November 19, 2003, a Third Amendment dated April 2, 2004, a Fourth Amendment with an effective date of July 17, 2004, a Fifth Amendment dated August 5, 2006, a Sixth Amendment dated January 10, 2007 and letter agreements dated August 10, 2006 and October 18, 2006, as the same may be amended from time to time.

1.77.        “Momenta Collaboration Know-How”.  Momenta Collaboration Know-How means (a) all Know-How (other than works of authorship) which is conceived, or, solely with respect to works of authorship, authored, solely by the employees, contractors (subject to Section 8.3), consultants or agents of Momenta or its Affiliates during, and in the conduct of, the Collaborative Program, excluding Improvements to Sandoz Know-How or Improvements to Sandoz Collaboration Know-How, and (b) (i) Improvements to Momenta Know-How or (ii) Improvements to Momenta Collaboration Know-How, which, with respect to each of (b)(i) and (b)(ii), are made solely by the employees, contractors, consultants or agents of Sandoz or its Affiliates, or jointly by the employees, contractors, consultants or agents of Sandoz or its Affiliates, on the one hand, and by the employees, contractors, consultants or agents of Momenta or its Affiliates, on the other hand, during, and in the conduct of, the Collaborative Program.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.78.        “Momenta Collaboration Patent Rights”.  Momenta Collaboration Patent Rights means all Patent Rights throughout the world covering Momenta Collaboration Know-How, which Patent Rights are Controlled by Momenta.

1.79.        “Momenta Indemnified Parties”.  Momenta Indemnified Parties means Momenta, Momenta’s Affiliates, any of their successors or assigns, and any of their respective then-current or then-former directors, officers, employees, consultants, agents, suppliers, contract manufacturers, contract service providers, Third Parties engaged to perform activities under the Collaborative Program, MIT (including MIT’s trustees, officers, faculty, students, employees, and agents) and [**] (including [**] Affiliates, and [**] and its Affiliates’ respective directors, officers, employees and agents); provided, however, that with respect to [**], such indemnification shall be subject to any provision regarding indemnification in any side letters that have been or are executed in the future between Momenta, on the one hand, and Sandoz or any of its Affiliates, on the other hand.

1.80.        “Momenta IP”.  Momenta IP means Momenta Know-How, Momenta Collaboration Know-How, Momenta Patent Rights and Momenta Collaboration Patent Rights, including, without limitation, those license rights granted to Momenta under the MIT Agreement to the extent such would be included in Momenta Know-How, Momenta Collaboration Know-How, Momenta Patent Rights and Momenta Collaboration Patent Rights.  Momenta IP, and its incorporated terms, do not include Momenta’s rights in Joint Collaboration IP.

1.81.        “Momenta Know-How”.  Momenta Know-How means all Know-How which (a) is Controlled by Momenta (i) as of the Effective Date or (ii) during the term of the Collaborative Program, but which is not developed or acquired by Momenta or any of its Affiliates in the conduct of the Collaborative Program, and (b) is reasonably necessary or reasonably useful for the conduct of the Collaborative Program.

1.82.        “Momenta Patent Rights”.  Momenta Patent Rights means all Patent Rights throughout the world that (a) cover Momenta Know-How, (b) are Controlled by Momenta, and (c) are reasonably necessary or reasonably useful for the conduct of the Collaborative Program; including, without limitation, the Patent Rights listed on Schedule 1.82.

1.83.        “Momenta Product-Specific Know-How”.  Momenta Product-Specific Know-How means all Momenta Know-How or Momenta Collaboration Know-How that solely relates to the Product(s) and does not relate to, and cannot reasonably be used with, any other product or for any other general purpose.

1.84.        “Momenta Product-Specific Patent Rights”.  Momenta Product-Specific Patent Rights means all Patent Rights throughout the world covering Momenta Product-Specific Know-How, which Patent Rights are Controlled by Momenta.

1.85.        “Momenta Profit Percentage”.  Momenta Profit Percentage means (a) with respect to the Copaxone-Referenced Product, fifty percent (50%); (b) with respect to the Lovenox-Referenced Product, [**] percent ([**]%); (c) with respect to the [**]-Referenced Product, [**]percent ([**]%); and (d) with respect to the [**]-Referenced Product, [**] percent ([**]%).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.86.        “Momenta Third Party Royalty Obligations”.  Momenta Third Party Royalty Obligations means the Third Party royalty obligations for which Momenta shall be responsible, pursuant to Sections 4.1.5(a) and (b).

1.87.        “MOU”.  MOU means the Memorandum of Understanding entered into by the Parties on July 25, 2006.

1.88.        “MOU Effective Date”.  MOU Effective Date means July 25, 2006.

1.89.        “Net Sales”.  Net Sales means, with respect to a Product, the gross amount invoiced by Sandoz or its Affiliates or sublicensees to Third Parties (whether an end-user, a distributor or otherwise) for sales of such Product, less deductions from the gross invoiced sales price for such Product directly paid or incurred by Sandoz, its Affiliates or sublicensees with respect to the sale of such Product, calculated pursuant to Novartis principal accounting policies (as detailed in Schedule 1.89), and determined from the books and records of Sandoz, its Affiliates or sublicensees maintained in accordance with GAAP or IFRS, consistently applied.

Sandoz, through its relevant Affiliates, retains the right to modify the Novartis principal accounting policies to comply with specific changes in GAAP or IFRS.  The revised calculation of Net Sales resulting from such modifications is subject to the consent of Momenta, such consent not to be unreasonably withheld.

In the case of any sale of a Product for consideration other than cash, such as barter or countertrade, Net Sales shall be calculated on the fair value of consideration received.

Sandoz agrees, on behalf of itself and its Affiliates and sublicensees, not to use any Product as a loss leader.  Sandoz also agrees that if it or its Affiliate or sublicensee prices a Product in order to gain or maintain sales of other products, then for purposes of calculating the payments due hereunder, the Net Sales shall be adjusted for any discount which was given to a customer that was in excess of customary discounts for such Product (or, in the absence of relevant data for such Product, other similar products under similar market conditions) by reversing such excess discount, if such discount was given in order to gain or maintain sales of other products.

In the case of any sale of a Product between or among Sandoz or its Affiliates or sublicensees for resale, Net Sales shall be calculated as above only on the value charged or invoiced on the first arm’s length sale thereafter to a Third Party other than a sublicensee.

Notwithstanding the foregoing, Net Sales hereunder excludes such amounts relating to the Lovenox-Referenced Product in the U.S. Territory.

1.90.        “Non-Owning Party”.  Non-Owning Party means, with respect to Sandoz IP, Momenta, and, with respect to Momenta IP, Sandoz.

1.91.        “Non-Substitutable Product”.  Non-Substitutable Product means a product (a) with (i) [**], (ii) [**], and (iii) [**], and (b) for which an Application cites the relevant Reference Drug as the reference listed drug.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.92.        “[**]”.  [**] means (a) [**] (b) its Affiliates, (c) any Person that is a licensed distributor of [**] or their respective Affiliates for an [**]-Equivalent Product (the Persons described in Sections 1.92(a), (b) and (c), collectively, the “[**] Persons”), and (d) the successors and assigns of any [**] Persons with respect to any rights to any [**]-Equivalent Product.

1.93.        “[**]”.  [**] means (a) [**] (b) its Affiliates, (c) any Person that is a licensed distributor of [**] or its Affiliates for an [**]-Equivalent Product (the Persons described in Sections 1.93(a), (b) and (c), collectively, the “[**] Persons”), and (d) the successors and assigns of any [**] Persons with respect to any rights to any [**]-Equivalent Product.

1.94.        “Owning Party”.  Owning Party means, with respect to Momenta IP, Momenta, and, with respect to Sandoz IP, Sandoz.

1.95.        “Owning Party’s IP”.  Owning Party’s IP means, with respect to Momenta, the Momenta IP, and, with respect to Sandoz, Sandoz IP.

1.96.        “Paragraph IV Certifications”.  Paragraph IV Certifications means certifications pursuant to 21 U.S.C. 355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV).

1.97.        “[**]”.  [**] means [**].

1.98.        “Party”.  Party means Sandoz or Momenta; “Parties” means Sandoz and Momenta.

1.99.        “Patent Litigation”.  Patent Litigation means, with respect to a Product, (a) a claim or demand by the relevant Innovator or other Third Party that alleges patent infringement against any Momenta Indemnified Party or any Sandoz Indemnified Party based on (i) the activities of Sandoz or Momenta (including those undertaken by Affiliates or Third Parties on behalf of them) pursuant to this Agreement related to such Product (including the manufacture of such Product), or (ii) the activities of Sandoz or Momenta (including those undertaken by Affiliates or Third Parties on behalf of them) prior to the Effective Date related to such Product (including the manufacture of such Product), or (b) a declaratory judgment or other legal or equitable proceeding approved by the JSC (or if the JSC cannot reach agreement, through the provisions of Article 13) and commenced or joined by Momenta, Sandoz or one of their Affiliates that seeks a judgment against the relevant Innovator or other Third Party that (i) Sandoz, Momenta, their Affiliates and/or their permitted licensees hereunder have not infringed, or will not infringe, any patent related to such Product (including the manufacture of such Product) and/or (ii) that the relevant Patent Rights of such Innovator or other Third Party are invalid or unenforceable; in each case, irrespective of the nature of the relief sought (which may include, without limitation, actual, consequential or enhanced damages) and irrespective of the jurisdiction in which such claim, demand or action is brought.

1.100.      “Patent Right”.  Patent Right means a United States and/or foreign patent or patent application and all substitutions, divisionals, continuations, continuations-in-part, confirmations, registrations, reissues, reexaminations, renewals and extensions (including supplemental protection certificates) thereof.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.101.      “Person”.  Person means any natural person, corporation, firm, business trust, joint venture, association, organization, company, partnership or other business entity, or any government, or any agency or political subdivision thereof.

1.102.      “Pre Final Legal Clearance Launch”.  Pre Final Legal Clearance Launch means, with respect to a Product in a country in the relevant Territory, the occurrence of the Launch of such Product in such country prior to Final ROW Legal Clearance or Final U.S. Legal Clearance, as applicable.

1.103.      “Prior Confidentiality Agreements”.  Prior Confidentiality Agreements means, collectively, (a) a Confidentiality Agreement between Momenta and Sandoz Inc. (formerly Geneva Pharmaceuticals, Inc.), an Affiliate of Sandoz, effective as of June 17, 2003, as amended by Amendment One effective as of January 5, 2006 (the “Geneva CDA”), and (b) a Confidentiality Agreement between Momenta and Biochemie GmbH, an Affiliate of Sandoz, made as of the 16th day of April, 2003 (the “Biochemie CDA”).

1.104.      “Prior Obligations”.  Prior Obligations means, collectively, with respect to a Party, (a) any contractual obligations of such Party as of the Effective Date (or thereafter if otherwise agreed by the Parties) to, or restrictions existing as of the Effective Date (or thereafter if otherwise agreed by the Parties) imposed by, such Party’s Third Party Licensors, and (b) the limitations imposed by the Existing US Lovenox Agreement.

1.105.      “Product”.  Product means each of the following:  the Copaxone-Referenced Product, the Lovenox-Referenced Product, the [**]-Referenced Product and the [**]-Referenced Product.  Each Product may be in any formulation, combination or injectable presentation.

1.106.      “Product-Specific Patent Activities”.  Product-Specific Patent Activities means all activities of the Parties with respect to the preparation, filing, prosecution, maintenance, enforcement and invalidity defense of Product-Specific Patent Rights.

1.107.      “Product-Specific Patent Costs”.  Product-Specific Patent Costs means, with respect to a Product, all costs paid by a Party to Third Parties with respect to the Product-Specific Patent Activities with respect to such Product.

1.108.      “Product-Specific Patent Rights”.  Product-Specific Patent Rights means Sandoz Product-Specific Patent Rights, Momenta Product-Specific Patent Rights and Joint Product-Specific Patent Rights.

1.109.      “Profits”.  Profits means, with respect to a Quarter during which Sandoz, its Affiliates or distributors is selling a Product in a country(ies) in the relevant Territory, Net Sales for such Product less (a) Selling Expenses for such Product, (b) Cost of Goods Sold for the units of such Product sold (regardless of whether such Product is rejected, returned or recalled), and (c) (i) solely with respect to a Copaxone-Referenced Product, any milestone paid in such Quarter pursuant to Section 4.2.1(c) with respect to such Product, and (ii) solely with respect to a Lovenox-Referenced Product, any milestone paid in such Quarter pursuant to Section 4.2.2(b) with respect to such Product.  Notwithstanding the foregoing, Profits hereunder excludes (i) such amounts relating to the Lovenox-Referenced Product in the U.S. Territory and (ii) Sublicense Income.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.110.      “Quarter”.  Quarter means each three-month period ending March 31, June 30, September 30 and December 31 in each calendar year.

1.111.      “Reference Drug”.  Reference Drug means (a) with respect to the Copaxone-Referenced Product, Branded Copaxone, (b) with respect to the Lovenox-Referenced Product, Branded Clexane, (c) with respect to the [**]-Referenced Product, Branded [**], and (d) with respect to the [**]-Referenced Product, Branded [**].

1.112.      “Reference-Equivalent Product”.  Reference-Equivalent Product means a Copaxone-Equivalent Product or a Lovenox-Equivalent Product.

1.113.      “Region”.  Region means, with respect to a Collaboration Product, each of the following within the relevant Territory:  (a) the U.S. Territory, (b) the European Territory, and (c) each country separately in the rest of the world.

1.114.      “Regulatory Authority”.  Regulatory Authority means any federal, national, multinational, state, provincial or local regulatory agency, department, bureau or other governmental entity with authority over the testing, manufacture, use, storage, import, promotion, marketing and sale of a therapeutic product in a country, including the FDA, the EMEA and the European Commission.

1.115.      “Related Product”.  Related Product means, with respect to a Glycoprotein Product, an injectable product (a) with (i) [**], (ii) [**], and (iii) [**], and (b) for which an Application cites the marketing approval file for the relevant Reference Drug or, with respect to the [**]-Referenced Product, [**]as the reference listed drug.

1.116.      “Research Institution”.  Research Institution means an academic, non-profit research institution or hospital that conducts research or development activities on behalf of or in collaboration with a Party with respect to a Sandoz MFN Project and to which such Party does not grant any commercialization rights with respect to any Sandoz MFN Project.

1.117.      “Sandoz Collaboration Know-How”.  Sandoz Collaboration Know-How means (a) all Know-How (other than works of authorship) which is conceived, or, solely with respect to works of authorship, authored, solely by the employees, contractors (subject to Section 8.3), consultants or agents of Sandoz or its Affiliates during, and in the conduct of, the Collaborative Program, excluding Improvements to Momenta Know-How or Improvements to Momenta Collaboration Know-How, and (b) (i) Improvements to Sandoz Know-How or (ii) Improvements to Sandoz Collaboration Know-How, which, with respect to each of (b)(i) and (b)(ii), are made solely by the employees, contractors, consultants or agents of Momenta or its Affiliates, or jointly by the employees, contractors, consultants or agents of Sandoz or its Affiliates, on the one hand, and by the employees, contractors, consultants or agents of Momenta or its Affiliates, on the other hand, during, and in the conduct of, the Collaborative Program.

1.118.      “Sandoz Collaboration Patent Rights”.  Sandoz Collaboration Patent Rights means all Patent Rights throughout the world covering Sandoz Collaboration Know-How, which Patent Rights are Controlled by Sandoz.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.119.      “Sandoz Indemnified Parties”.  Sandoz Indemnified Parties means Sandoz, its Affiliates, any of their successors or assigns, and any of their respective then-current or then-former directors, officers, employees, consultants, suppliers, contract manufacturers, contract service providers, and Third Parties engaged to perform activities under the Collaborative Program.

1.120.      “Sandoz IP”.  Sandoz IP means Sandoz Know-How, Sandoz Collaboration Know-How, Sandoz Patent Rights and Sandoz Collaboration Patent Rights.  Sandoz IP, and its incorporated terms, do not include Sandoz’s rights in Joint Collaboration IP.

1.121.      “Sandoz Know-How”.  Sandoz Know-How means all Know-How which (a) is Controlled by Sandoz (i) as of the Effective Date or (ii) during the term of the Collaborative Program, but which is not developed or acquired by Sandoz or any of its Affiliates in the conduct of the Collaborative Program, and (b) is reasonably necessary or reasonably useful for the conduct of the Collaborative Program.

1.122.      “Sandoz Material”.  Sandoz Material means any protein product or cell line for which Sandoz or its Affiliates gives access to Momenta in order to jointly collaborate with Sandoz pursuant to Section 5.1, whether or not such protein product or cell line is owned by Sandoz or its Affiliates.

1.123.      “Sandoz MFN Project”.  Sandoz MFN Project means each of the following:  (a) the [**]-Referenced Product for development and/or commercialization outside the U.S. Territory, (b) the [**]-Referenced Product for development and/or commercialization outside the European Territory, and (c) any product for which an Application citing [**] as the reference listed drug could be approved, for development and/or commercialization worldwide.

1.124.      “Sandoz Patent Rights”.  Sandoz Patent Rights means all Patent Rights throughout the world that (a) cover Sandoz Know-How, (b) are Controlled by Sandoz, and (c) are reasonably necessary or reasonably useful for the conduct of the Collaborative Program; including, without limitation, the Patent Rights listed on Schedule 1.124.

1.125.      “Sandoz Product-Specific Know-How”.  Sandoz Product-Specific Know-How means all Sandoz Know-How or Sandoz Collaboration Know-How that solely relates to a Product(s) and does not relate to, and cannot reasonably be used with, any other product or for any other general purpose.

1.126.      “Sandoz Product-Specific Patent Rights”.  Sandoz Product-Specific Patent Rights means all Patent Rights throughout the world covering Sandoz Product-Specific Know-How, which Patent Rights are Controlled by Sandoz.

1.127.      “Sanofi-Aventis”.  Sanofi-Aventis means (a) Sanofi-Aventis, a company organized and existing under the laws of the Republic of France, (b) its Affiliates, (c) any Person who is a licensed distributor of Sanofi-Aventis or its Affiliates for a Lovenox-Equivalent Product (the Persons described in Sections 1.127(a), (b) and (c), collectively, the “Sanofi-Aventis Persons”), and (d) the successors and assigns of any Sanofi-Aventis Persons with respect to any rights to any Lovenox-Equivalent Product.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.128.      “Selling Expenses”.  Selling Expenses means, with respect to a Product, Sandoz’s or its Affiliates’ expenditures to market, distribute and sell such Product, which shall be deemed for purposes of this Agreement to be equal to the following percentage of Net Sales of the relevant Product for each applicable period:  (a) with respect to the Copaxone-Referenced Product, [**] percent ([**]%); (b) with respect to the Lovenox-Referenced Product, [**] percent ([**]%); (c) with respect to the [**]-Referenced Product, [**] percent ([**]%); and (d) with respect to the [**]-Referenced Product, [**] percent ([**]%).

1.129.      “[**]”.  [**] means (a) [**] (b) its Affiliates, (c) any Person who is a licensed distributor of [**] or its Affiliates for an [**]-Equivalent Product (the Persons described in Sections 1.129(a), (b) and (c), collectively, the “[**] Persons”), and (d) the successors and assigns of any [**] Persons with respect to any rights to any [**]-Equivalent Product.

1.130.      “Settlement”.  Settlement means, with respect to a Product, an agreement or settlement, made at any time, between Sandoz or its Affiliate(s), on the one hand, and the relevant Innovator or other Third Party, on the other hand, that finally resolves any existing Patent Litigation and precludes any future Patent Litigation by such Innovator or other Third Party against Sandoz, their respective Affiliates and sublicensees approved by the Parties and the Momenta Indemnified Parties related to such Product, such that such Product may be marketed by or continue to be marketed by or on behalf of Sandoz or its Affiliates, or sublicensees approved by the Parties, subject to Application Final Approval for such Product.

1.131.      “Settlement Costs”.  Settlement Costs means, with respect to a Product, all amounts paid to the relevant Innovator or other Third Party (whether in a lump sum or on-going royalty or similar arrangement, including without limitation for lost profits) in order to achieve a Settlement with respect to such Product.  Notwithstanding the foregoing, Settlement Costs hereunder excludes settlement amounts relating to the Lovenox-Referenced Product in the U.S. Territory under the Existing US Lovenox Agreement.

1.132.      “Stock Purchase Agreement”.  Stock Purchase Agreement means the Stock Purchase Agreement entered into by Momenta and Novartis Pharma AG on July 25, 2006.

1.133.      “Sublicense Income”.  Sublicense Income means all consideration received by a Party or its Affiliates with respect to rights granted to a Third Party(ies) to Develop or Commercialize a Product(s) for sale in the relevant Territory, but excluding:  (a) consideration received by such Party or its Affiliates as payments for actual direct costs for performing Development or Commercialization activities undertaken by such Party or its Affiliates for, or in collaboration with, such Third Party(ies) or their Affiliates; (b) consideration received by such Party and/or its Affiliates from such Third Party(ies) or their Affiliates as the purchase price for such Party’s or any of its Affiliates’ debt or equity securities, except that consideration that exceeds the fair market value of such debt or equity securities shall not be so excluded; and (c) consideration paid by such Third Party(ies) to such Party or its Affiliates to purchase such Product(s) (provided, however, that any consideration greater than the applicable Cost of Goods Sold shall not be so excluded).  Notwithstanding the foregoing, Sublicense Income hereunder excludes amounts relating to rights granted to a Third Party(-ies) with respect to the Lovenox-Referenced Product in the U.S. Territory.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

1.134.      “Territory”.  Territory means (a) with respect to the Copaxone-Referenced Product, worldwide; (b) with respect to the Lovenox-Referenced Product, the European Territory; (c) with respect to the [**]-Referenced Product, the U.S. Territory; and (d) with respect to the [**]-Referenced Product, the European Territory; provided, however, that with respect to the Copaxone-Referenced Product, Territory shall exclude the [**] if Sandoz has chosen to develop or commercialize the Copaxone-Referenced Product independently of Momenta therein in accordance with Section 5.3.

1.135.      “Teva”.  Teva means (a) Teva Pharmaceutical Industries, Ltd., (b) its Affiliates, (c) any Person who is a licensed distributor of Teva Pharmaceutical Industries, Ltd. or its Affiliates for a Copaxone-Equivalent Product (the Persons described in Sections 1.135(a), (b) and (c), collectively, the “Teva Persons”), and (d) the successors and assigns of any Teva Persons with respect to any rights to any Copaxone-Equivalent Product.

1.136.      “Third Party”.  Third Party means any Person other than a Party or any of its Affiliates.

1.137.      “Third Party Royalties”.  Third Party Royalties means, with respect to a Product in a country in the relevant Territory, any royalties, license fees, maintenance fees or other monetary payments made by Sandoz or its Affiliates (either directly or via reimbursement to Momenta) or Momenta or its Affiliates to any Third Party in consideration of a license(s) under such Third Party patent(s), know-how or other intellectual property rights, when such license is determined by the JSC to be necessary to develop, commercially manufacture and/or sell such Product without infringing such Third Party intellectual property rights; provided, however, that Third Party Royalties shall not include (a) the Momenta Third Party Royalty Obligations, or (b) any amounts paid to a Third Party(-ies) with respect to the development or commercialization of the Lovenox-Referenced Product for sale in the U.S. Territory.

1.138.      “[**]”.  [**] means [**].

1.139.      “U.S. Territory”.  U.S. Territory means the fifty states of the United States of America, the District of Columbia and all commonwealths, territories and possessions of the United States of America and any other location where the FDA has jurisdiction over medicinal products intended for human use.

1.140.      Other Defined Terms.  Each of the following definitions is set forth in the section of this Agreement indicated below:

Definition	Section
Agreement	Preamble
[**] Persons	1.2
AM or Alliance Manager	5.5
Biochemie CDA	1.103
Branded Clexane	1.72
Branded Collaboration Product	6.1
Branded Copaxone	1.26
Branded [**]	1.32

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Definition	Section
Branded [**]	1.44
Cost	1.28
Disclosing Party	10.2
Effective Date	Preamble
Enforcing Party	8.4.2
FD&C Act	1.4
Final Misappropriation Determination	12.3
Force Majeure Event	14.16
Geneva CDA	1.103
Indemnified Party	12.4
Indemnifying Party	12.4
Invalidity Claim	8.6
JOC	5.6
JPT	5.4
JPTL	5.4
JSC	5.8
Legal /Intellectual Property Team	5.7
Liabilities	12.1
LPL	5.4
MIT Associates	14.17
Momenta	Preamble
Momenta Assigned Improvements	8.1.1
Non-Substitutable [**] Launch	4.2.3
Non-Substitutable [**] Launch	4.2.4
NPC	Schedule 1.89
Orange Book	1.42
Orange Book Patent Rights	1.42
[**] Persons	1.92
[**] Persons	1.93
Payables Records	4.4.5
Pleadings	12.4.3
Prosecuting Party	8.2.3
Profit Interest	4.3
Receiving Party	10.2
Regulatory and Policy Strategy Team	7.6
Representing Party	9.1
Sandoz	Preamble
Sandoz Assigned Improvements	8.1.1
Sanofi-Aventis Persons	1.127
[**] Persons	1.129
Slightly Late [**] Substitutability Receipt	4.2.3
Term	11.1
Teva Persons	1.135

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Definition	Section
Third Party Licensor	2.5
Transaction	1.9

2.       GRANT OF RIGHTS

2.1.          Momenta License Grants.

2.1.1.       Subject to the terms and conditions of this Agreement, Momenta hereby grants to Sandozand its Full Affiliates during the Term, (a) an exclusive license, without the right to grant sublicenses, under Momenta IP and under Momenta’s rights in the Joint Collaboration IP, to Develop, make, have made, use, sell, offer to sell, lease, import, export or otherwise Commercialize the Products in the relevant Territory in the Field and (b) a non-exclusive license, without the right to grant sublicenses, under Momenta IP and under Momenta’s rights in the Joint Collaboration IP to make, have made and use each Product outside the relevant Territory, but only for the purposes of sale of such Product in the Field in or into the relevant Territory; provided, however, that Momenta retains the right to practice, and to grant licenses, under Momenta IP and under Momenta’s rights in the Joint Collaboration IP in the relevant Territory in the Field to (y) perform its obligations under this Agreement, including, without limitation, to conduct the Momenta activities under this Agreement and in the Annual Collaboration Plans, and (z) subject to Sandoz’ rights with respect to the relevant Sandoz MFN Project, make and have made each Product in the relevant Territory solely for the purposes of sales of such Product in the Field outside the relevant Territory.  Notwithstanding anything to the contrary herein, the license granted to Momenta pursuant to Section 2.2 does not grant Momenta the right to exercise such license for purposes of Section 2.1.1(z).  Notwithstanding the foregoing prohibition on sublicensing, subject to the provisions of Sections 8.3.2 and 8.3.3, Sandoz and its Affiliates may sublicense its rights under this Section 2.1.1 only to the extent approved in writing by Momenta.

2.1.2.       In no event may Sandoz use or cross-reference any Momenta IP (whether or not included or disclosed in any regulatory filings, whether such filings are owned by Sandoz or otherwise) (a) in [**] if Sandoz has chosen to develop or commercialize the Copaxone-Referenced Product independently of Momenta therein in accordance with Section 5.3; or (b) otherwise with respect to any products or in any countries, other than to support the development and commercialization of the relevant Product in the Field in the relevant Territory pursuant to this Agreement.

2.2.          Sandoz License Grants.  Subject to the terms and conditions of this Agreement, Sandoz hereby grants to Momenta and its Full Affiliates during the Term, (a) an exclusive license, without the right to grant sublicenses, under Sandoz IP and under Sandoz’s rights in the Joint Collaboration IP, to Develop, make, have made, use, sell, offer to sell, lease, import, export or otherwise Commercialize the Products in the relevant Territory in the Field and (b) a non-exclusive license, without the right to grant sublicenses, under Sandoz IP and under Sandoz’s rights in the Joint Collaboration IP, to make, have made and use each Product outside the relevant Territory, but only for the purposes of sale of such Product in the Field in or into the relevant Territory; provided, however, that Sandoz retains the right to practice, and to grant

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

licenses, under Sandoz IP and under Sandoz’s rights in the Joint Collaboration IP in the relevant Territory in the Field to (y) perform its obligations under this Agreement, including, without limitation, to conduct the Sandoz activities under this Agreement and in the Annual Collaboration Plans, and (z) make and have made each Product in the relevant Territory solely for the purposes of sales of such Product in the Field outside the relevant Territory.  Notwithstanding anything to the contrary herein, the license granted to Sandoz pursuant to Section 2.1.1 does not grant Sandoz the right to exercise such license for purposes of Section 2.2(z).  Notwithstanding the foregoing prohibition on sublicensing, subject to the provisions of Sections 8.3.2 and 8.3.3, Momenta and its Affiliates may sublicense its rights under this Section 2.2 only to the extent approved in writing by Sandoz.

2.3.          Exclusivity.  Subject to Momenta’s retained rights in Section 2.1 and Sandoz’s retained rights in Section 2.2, except as otherwise agreed in writing by the Parties, Momenta and Sandoz each agree, respectively, that they shall not, and shall ensure that their respective Affiliates do not, during the Term, practice, or grant any license to any Third Party under, Momenta IP, in the case of Momenta, or Sandoz IP, in the case of Sandoz, or Joint Collaboration IP (in the case of either Party), to develop, make, have made, use, sell, offer to sell, lease, import, export or otherwise commercialize (y) any Products in the Field in the relevant Territory or (z) any Sandoz MFN Project (unless (i) pursuant to Article 3 hereunder, Sandoz no longer has rights to such Sandoz MFN Project, (ii) Sandoz has by written notice informed Momenta that it no longer wishes to have rights to such Sandoz MFN Project or (iii) Momenta is otherwise permitted to do so in accordance with Article 3).  Each Party shall not, and shall ensure that its Affiliates do not, develop for sale in the relevant Territory, or commercialize in the relevant Territory, any Products or Related Products (where Territory is the same as for the relevant Product) in the Field during the Term, except pursuant to this Agreement.

2.4.          Retained Rights.  Any rights of Momenta not expressly granted to Sandoz under the provisions of this Agreement shall be retained by Momenta and any rights of Sandoz not expressly granted to Momenta under the provisions of this Agreement shall be retained by Sandoz.

2.5.          Third Party Licensor Rights.  The rights granted in Sections 2.1 and 2.2 are granted to the extent permitted or qualified by the nature of the licenses granted by the relevant Third Party licensors, if any, of Momenta IP or Sandoz IP, as the case may be (each, a “Third Party Licensor”), (including, with respect to the Momenta IP, the terms of the MIT Agreement) or the licenses granted by Momenta to Sandoz or its Affiliates pursuant to the Existing US Lovenox Agreement and by Sandoz or its Affiliate to Momenta pursuant to the Existing US Lovenox Agreement.  The Party receiving such license shall comply with all restrictions and obligations imposed by such Third Party Licensors or limitations imposed by the license granted by Momenta to Sandoz and its Affiliate pursuant to the Existing US Lovenox Agreement or limitations imposed by the license granted by Sandoz or its Affiliate to Momenta pursuant to the Existing US Lovenox Agreement; provided, however, that, (a) if Momenta or Sandoz, as the case may be, enters into a license after the Effective Date with a Third Party Licensor for any intellectual property that may be considered Momenta IP or Sandoz IP, respectively, Momenta or Sandoz shall notify Sandoz or Momenta, respectively, of the restrictions and obligations imposed by such Third Party Licensor, and, if Sandoz or Momenta, respectively, do not wish to comply with such restrictions and obligations, such licensed intellectual property shall not be considered

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Momenta IP or Sandoz IP, respectively, hereunder; (b) if, on or before entering into such license with a Third Party Licensor, Momenta or Sandoz, respectively, determines that such intellectual property is reasonably necessary or reasonably useful for the conduct of the Collaborative Program, then, prior to entering into such license, Momenta or Sandoz, respectively, shall discuss the need for such license, and the terms thereof, with the other Party, reasonably consider such other Party’s input with respect thereto and obtain such other Party’s agreement on the terms of such license which impact or relate to the Collaborative Program (provided, that, unless such other Party objects to such terms within [**] Business Days after receipt of written notice of such terms, such terms are considered agreed upon by such other Party) (but no such agreement is required with respect to any other aspect of such license); provided, that final decision on any such license with a Third Party solely for the Glycoprotein Products shall reside with Sandoz, subject to Section 5.2 and Momenta’s rights not to comply with the restrictions and obligations in the license as described in clause (a) above.  If, after Momenta or Sandoz, respectively, enters into such license with a Third Party Licensor, Momenta or Sandoz, respectively, determines that such intellectual property is reasonably necessary or reasonably useful for the conduct of the Collaborative Program, the Parties shall discuss in good faith the fees, royalties and other payments with respect to such license (which payments shall be allocated between the Parties as described in this Agreement); provided, however, that if such license is also necessary or useful for other products of the licensing Party, the Parties shall discuss in good faith the appropriate allocation of responsibility to each Party for fees, royalties and other payments with respect to such license, based on the relative benefit to the Products.

2.6.          Bankruptcy.  All rights and licenses granted under or pursuant to any Section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the U.S. Bankruptcy Code.  The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code.  Upon the bankruptcy of a Party, the non-bankrupt Party shall further be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property, and such, if not already in its possession, shall be promptly delivered to the non-bankrupt Party, unless the bankrupt Party elects to continue, and continues, to perform all of its obligations under this Agreement.

3.        SANDOZ MFN PROJECTS

3.1.          Sandoz MFN Project Rights.

3.1.1.       At any time before the [**] anniversary of the MOU Effective Date, either Party may trigger the [**] day negotiation period described in this Section 3.1.1 for any Sandoz MFN Project upon written notice to the other Party, which notice shall include, at a minimum, a written financial proposal with respect to such Sandoz MFN Project, which proposal shall include, as appropriate, the amount of up-front payments, the amount and timing of subsequent license or research payments, the royalty rate(s) or profit sharing terms, the definition of territory, marketing and promotion rights, and the purchase and pricing of equity, if applicable.  The Parties shall negotiate in good faith, for [**] days after receipt of such notice, a definitive collaboration agreement, including territory, project plan and financial terms.  If Sandoz initiated such negotiation by providing Momenta with a financial proposal, Momenta shall, during such [**] day period, provide

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Sandoz with a financial counter-proposal with respect to such Sandoz MFN Project.  Prior to and during such [**] day period, each Party is allowed to discuss and negotiate with Third Party(ies) regarding a collaboration with respect to such Sandoz MFN Project, but shall not enter into a definitive agreement with any Third Party with respect to such Sandoz MFN Project.

3.1.2.       If the Parties do not sign a definitive agreement with respect to any such Sandoz MFN Project within such [**] day negotiation period despite Sandoz having received a written financial proposal or, if Sandoz had provided the initial financial proposal, Sandoz having received a written counter-proposal within a reasonable time, and the Parties having negotiated in good faith, Momenta shall be free, for a period of [**] thereafter, to execute a definitive agreement with a Third Party with respect to such Sandoz MFN Project, which shall be on terms not less favorable, taken as a whole, to Momenta than those last offered by Momenta to Sandoz.  The Parties recognize that, in evaluating the favorability to Momenta of the terms of such Third Party transaction relating to such Sandoz MFN Project, numerous factors may be taken into account and given appropriate weight, including, without limitation, the amount of up-front payments, the amount and timing of subsequent license or research payments, the royalty rate(s) or profit sharing terms, the definition of territory, marketing and promotion rights, and the purchase and pricing of equity, if applicable.  If after the expiration of such [**] period, Momenta has not entered into a transaction with any Third Party with respect to such Sandoz MFN Project, then the Parties shall again negotiate for [**] days with respect to such Sandoz MFN Project and if the Parties do not execute a definitive agreement during such [**] day period, the provisions of this Section 3.1.2 shall again apply.  Momenta shall not be obligated to reveal to Sandoz the identity of any Third Party involved in any such transaction.

3.2.          Freedom.  Subject to the restrictions in Section 2.3 and this Article 3, neither Party shall be restricted from undertaking, alone or with its Affiliates or any Third Party, any activities, including without limitation entering into any contracts, with respect to any compounds, biologics or products other than the Products and, to the extent provided in this Article 3, the Sandoz MFN Projects.  Notwithstanding anything to the contrary in this Article 3, neither Party shall be restricted from entering into any agreement with Controlled Contractors or Research Institutions with respect to any Sandoz MFN Projects.  Unless mutually agreed by the Parties, the provisions of Section 3.1 shall automatically terminate upon the [**] anniversary of the MOU Effective Date.

4.        FINANCIAL PAYMENTS

4.1.          Costs.

4.1.1.       Development Costs.  Subject to the provisions of this Agreement,

4.1.1.a.        with respect to the Copaxone-Referenced Product, (i) except as provided in Sections 4.1.1(a)(ii) and (iii), Momenta shall be responsible for all Development Costs incurred under this Agreement with respect to Development activities required to seek Marketing Approval for the Copaxone-

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Referenced Product in the U.S. Territory; (ii) each Party shall bear fifty percent (50%) of all Development Costs incurred under this Agreement with respect to Development activities required to seek Marketing Approval for the Copaxone-Referenced Product in any country in the relevant Territory outside the U.S. Territory, which activities are not required to seek Marketing Approval for such Product in the U.S. Territory; provided, however, that the JSC shall jointly decide whether to Develop for, apply for Marketing Approval for, and/or Commercialize, the Copaxone-Referenced Product in any countries in the Territory outside the U.S. Territory and the European Territory (subject to Section 5.3 with respect to [**]); and (iii) the Parties shall each bear fifty percent (50%) of the costs of clinical studies (beyond bioequivalency studies) required to seek or achieve Marketing Approval of the Copaxone-Referenced Product in any country in the relevant Territory, subject to Section 11.3;

4.1.1.b.       with respect to the Lovenox-Referenced Product, (i) except as provided in Section 4.1.1(b)(ii), Momenta shall bear [**] percent ([**]%) and Sandoz shall bear [**] percent ([**]%) of all Development Costs incurred under this Agreement by either Party with respect to Development activities required to seek Marketing Approval for the Lovenox-Referenced Product in any country in the European Territory; and (ii) Momenta shall bear [**] percent ([**]%) and Sandoz shall bear [**] percent ([**] %) of the costs of clinical studies (beyond bioequivalency studies) required to seek or achieve Marketing Approval of the Lovenox-Referenced Product in any country in the European Territory, subject to Section 11.3; and

4.1.1.c.        with respect to each of the Glycoprotein Products, Sandoz shall bear all Development Costs incurred under this Agreement with respect to Development activities required to seek Marketing Approval for such Product in the relevant Territory.

4.1.2.       Legal Expenses.  Subject to the provisions of Section 12.5, Sandoz shall be responsible for all Legal Expenses incurred by the Parties in performing their obligations under this Agreement.  Legal Expenses that are Legal Clearance Costs shall be incurred by the Parties according to the relevant Annual Collaboration Plan.

4.1.3.       Product-Specific Patent Costs.

4.1.3.a.        Momenta shall bear only the relevant Momenta Profit Percentage of the Product-Specific Patent Costs for each of the Collaboration Products and Sandoz shall bear the remainder of such costs.

4.1.3.b.       Sandoz shall be responsible for all Product-Specific Patent Costs for each of the Glycoprotein Products.

4.1.4.       Commercialization Costs.  Subject to the provisions of this Agreement, Sandoz shall be responsible for all Commercialization Costs for each Product and Momenta shall bear no responsibility for the Commercialization Costs for the Products;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

provided, however, that Commercialization Costs with respect to [**] and, if Sandoz requests Momenta’s assistance with other Commercialization activities other than the [**], Sandoz shall reimburse Momenta at its Cost of Good Sold within [**] days after Sandoz’s receipt of an invoice therefor (provided, however, that Third Party Royalties shall be allocated pursuant to Section 4.1.5).

4.1.5.      Third Party Royalties.

4.1.5.a.        Momenta shall be responsible for all payments due to MIT pursuant to the MIT Agreement with respect to the Products.

4.1.5.b.       Except with respect to Sandoz’ indemnity obligations under Section 12, Momenta shall be responsible for all payments (if any) due to [**] pursuant to the Collaboration Agreement, dated [**], as amended by Amendment Number One dated [**] and Amendment Number Two dated [**], between [**] and Momenta, and the Collaboration Agreement, dated [**], between [**] and Momenta, or any other agreement between Momenta and [**] related to any of the aforesaid agreements or the intellectual property covered by any of the aforesaid agreements.

4.1.5.c.        Except as provided in Sections 4.1.5(a) and (b), (i) with respect to each Collaboration Product, Momenta shall bear only the Momenta Profit Percentage of Third Party Royalties with respect to such Product, which, with respect to such Third Party Royalties incurred after Launch of such Product in the relevant country, shall be borne by Momenta as an offset from its Profit Interest through the calculation of Profits and Cost of Goods Sold hereunder and Sandoz shall bear the remainder of such costs; provided, that the Parties mutually agreed upon the need for the relevant license in accordance with Section 2.5 hereof; and (ii) with respect to each Glycoprotein Product, Sandoz shall determine the need for the relevant license in accordance with Section 2.5 and shall bear the entire cost of Third Party Royalties with respect to such Product.

4.2.          Milestone Payments.  Sandoz shall pay Momenta the following non-creditable, non-refundable milestone payments:

4.2.1.       Copaxone-Referenced Product.

4.2.1.a.        Ten Million Dollars (U.S.$10,000,000) within [**] days after Sandoz’ (or its Affiliates’ or sublicensees’) receipt of Application Final Approval from the FDA for a Fully-Substitutable Copaxone-Referenced Product in the U.S. Territory, if no Third Party (excluding Teva) has, as of the date of such receipt, received Application Final Approval for a Fully-Substitutable Copaxone-Equivalent Product in the U.S. Territory.

4.2.1.b.       Ten Million Dollars (U.S.$10,000,000) within [**] days after the First Commercial Sale of a Fully-Substitutable Copaxone-Referenced Product in the U.S. Territory.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

4.2.1.c.        [**] Dollars (U.S.$[**]), within [**] days after the end of each of the [**] Commercial Year through the [**] Commercial Year for the Copaxone-Referenced Product, if (i) (A) such Copaxone-Referenced Product is Fully-Substitutable in the U.S. Territory, (B) there is no Third Party (excluding Teva) with an approved Application in the U.S. Territory for a Fully-Substitutable Copaxone-Equivalent Product during such Commercial Year and (C) Profits (calculated without deducting such milestone from Net Sales) in the U.S. Territory with respect to the Copaxone-Referenced Product during such Commercial Year equal or are greater than [**] Dollars (U.S.$[**]) or (ii) (A) such Copaxone-Referenced Product is not Fully-Substitutable, (B) there is no Third Party (excluding Teva) with an approved Application in the U.S. Territory for a Copaxone-Equivalent Product (whether or not such Copaxone-Equivalent Product is Fully-Substitutable) during such Commercial Year and (C) Net Sales in the U.S. Territory with respect to the Copaxone-Referenced Product during such Commercial Year equal or are greater than [**] Dollars (U.S.$[**]).

4.2.1.d.       [**] Dollars (U.S.$[**]) within [**] days after the end of the first twelve (12) month period during which Net Sales of the Copaxone-Referenced Product equal or are greater than [**] Dollars (U.S.$[**]) in the U.S. Territory.

4.2.1.e.        In addition, [**] Dollars (U.S.$[**]) within [**] days after the end of the first twelve (12) month period subsequent to, and not overlapping with, the period described in Section 4.2.1(d), during which Net Sales of the Copaxone-Referenced Product equal or are greater than [**] Dollars (U.S.$[**]) in the U.S. Territory.

4.2.2.       Lovenox-Referenced Product.

4.2.2.a.        [**] Dollars (U.S.$[**]) within [**] days after the First Commercial Sale of the Lovenox-Referenced Product in any country in the European Territory if, on the date of such First Commercial Sale, there is no Third Party (other than Sanofi-Aventis) with an approved Application in the European Territory for a Fully-Substitutable Lovenox-Equivalent Product.

4.2.2.b.       [**] Dollars (U.S.$[**]), within [**] days after the end of each of the [**] Commercial Year through the [**] Commercial Year for the Lovenox-Referenced Product in the European Territory, if there is no Third Party (other than Sanofi-Aventis) with an approved Application in the European Territory for a Fully-Substitutable Lovenox-Equivalent Product during such Commercial Year and if Profits (calculated without deducting such milestone from Net Sales) in the European Territory with respect to the Lovenox-Referenced Product during such Commercial Year equal or are greater than [**] Dollars (U.S.$[**]).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

4.2.3.       [**]-Referenced Product.

4.2.3.a.        [**] Dollars (U.S.$[**]) within [**] days after the First Commercial Sale of a Fully-Substitutable [**]-Referenced Product in the U.S. Territory or [**] Dollars (U.S.$[**]) within [**] days after the First Commercial Sale in the U.S. Territory of an [**]-Referenced Product which is not Fully-Substitutable (the latter, a “Non-Substitutable [**] Launch”).

4.2.3.b.       If there was a Non-Substitutable [**] Launch then, in addition,:

4.2.3.b.1.         [**] Dollars (U.S.$[**]) within [**] days after receipt of Full-Substitutability for an [**]-Referenced Product if such receipt occurs within [**] years after such Non-Substitutable [**] Launch (a “Slightly Late [**] Substitutability Receipt”), or alternatively

4.2.3.b.2.         if there was no Slightly Late [**] Substitutability Receipt, then

4.2.3.b.2.1         (A) [**] Dollars (U.S.$[**]) within [**] days after the [**] anniversary of such Non-Substitutable [**] Launch, and

4.2.3.b.2.2         (B) [**] Dollars (U.S.$[**]) within [**] days after receipt of Full-Substitutability for an [**]-Referenced Product if such receipt occurs more than [**] years, but within [**] years, after such Non-Substitutable [**] Launch.

4.2.3.c.        An amount equal to the difference between (i) [**] Dollars (U.S.$[**]) and (ii) the total of all amounts which had already been paid by Sandoz to Momenta pursuant to Sections 4.2.3(a) and 4.2.3(b), within [**] days after the end of the first [**] month period during which Net Sales of the [**]-Referenced Product (regardless of whether it received Full-Substitutability) equal or are greater than [**] Dollars (U.S.$[**]).

4.2.3.d.       For the sake of clarity, in no event shall Sandoz be required to pay to Momenta more than [**] Dollars (U.S.$[**]) pursuant to this Section 4.2.3.

4.2.4.       [**]-Referenced Product.

4.2.4.a.        [**] Dollars (U.S.$[**]) within [**] days after the First Commercial Sale of a Fully-Substitutable [**]-Referenced Product in the European Territory, but, for the sake of clarity, no payment upon First Commercial Sale in the European Territory of an [**]-Referenced Product which is not Fully-Substitutable (the latter, a “Non-Substitutable [**] Launch”).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

4.2.4.b.       If there was a Non-Substitutable [**] Launch, then the milestone under Section 4.2.3.a shall not be paid, and instead:

4.2.4.b.1.         (i) [**] Dollars (U.S.$[**]) within [**] days after receipt of Full-Substitutability for an [**]-Referenced Product if such receipt occurs within [**] years after such Non-Substitutable [**] Launch, or

4.2.4.b.2.         (ii) [**] Dollars (U.S.$[**]) within [**] days after receipt of Full-Substitutability for an [**]-Referenced Product if such receipt occurs more than [**] years, but within [**] years, after such Non-Substitutable [**] Launch.

4.2.4.c.        An amount equal to the difference between (i) [**] Dollars (U.S.$[**]) and (ii) the total of all amounts which had already been paid by Sandoz to Momenta pursuant to Sections 4.2.4(a) and 4.2.4(b), within [**] days after the end of the first twelve (12) month period during which Net Sales of the [**]-Referenced Product (regardless of whether it received Full-Substitutability) equal or are greater than [**] Dollars (U.S.$[**]).

4.2.4.d.       For the sake of clarity, in no event shall Sandoz be required to pay to Momenta more than [**] Dollars (U.S.$[**]) pursuant to this Section 4.2.4.

4.3.          Profit and Sublicense Income Sharing.  For each Quarter during which (a) Sandoz, its Affiliates or distributors is selling a Product in the relevant Territory, Sandoz shall pay Momenta an amount computed by multiplying the Profits with respect to such Product in such Territory during such Quarter by the relevant Momenta Profit Percentage (the “Profit Interest”); and (b) a Third Party has been granted a sublicense under this Agreement to Develop or Commercialize a Product in a country in the relevant Territory, Momenta shall receive an amount computed by multiplying the Sublicense Income from such Third Party during such Quarter by the relevant Momenta Profit Percentage.

4.4.          Payment/Accounting.

4.4.1.       Cost Reimbursement.  Within [**] days after the end of each Quarter during this Agreement, each Party shall provide to the other Party a written report documenting any Development Costs, Legal Expenses, Product-Specific Patent Costs, other patent costs allocated pursuant to Article 8, Momenta Third Party Royalty Obligations, Third Party Royalties and Commercialization Costs incurred by such Party during such just-ended Quarter which costs are to be borne now or in the future, in whole or in part, by such other Party.  Within [**] days after delivery of such reports, the Party which is owed money with respect to such expenses for such Quarter shall invoice the other Party for the amount of such expenses payable by such other Party in accordance with Section 4.1 and such other Party shall pay such amount within [**] days after receipt of such invoice.  Each Party will facilitate reasonable transparency for the costs (both such Party’s FTE Costs and out-of-pocket costs paid by such Party to Third Parties) incurred in the Collaborative Program which are to be borne now or in the future, in

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

whole or in part, by the other Party pursuant to this Agreement, and will have the relevant FTEs fill out routine timesheets in accordance with such Party’s then-current time-keeping procedures but at least twice per month.  In addition, each Party shall provide to the AMs, at approximately [**] an updated budget forecast, and, within [**] days after the end of each month, a written report of accruals, for any Development Costs, Legal Expenses, Product-Specific Patent Costs, other patent costs allocated pursuant to Article 8, Momenta Third Party Royalty Obligations, Third Party Royalties and Commercialization Costs incurred by such Party during such month (or portion thereof) which costs are to be borne now or in the future, in whole or in part, by the other Party.

4.4.2.       Payment Sharing.  With respect to each Product in each country in the relevant Territory, within [**] days after (a) the end of each Quarter following First Commercial Sale of such Product in such country, Sandoz shall report the amount of such Product sold in such Quarter, the gross amount invoiced, the deductions used in the calculation of Net Sales, the applicable Cost of Goods Sold, other deductions used to determine Profits, and the resulting calculation of Profit Interest due to Momenta (if no Profit Interest is due, the report shall so state), and (b) the end of each Quarter, each Party shall report to the other the amount of any Sublicense Income or any recovery as a result of any proceeding described in Section 8.4 or from any counterclaim or similar claim asserted in a proceeding described in Sections 8.5 or 8.6 received by such Party or its Affiliates during such Quarter.  With each such report, (x) Sandoz shall pay to Momenta the amount of Profit Interest due, and (y) the Party which has been overpaid with respect to Sublicense Income or such recovery shall pay to the other Party an amount such that Momenta has received the Momenta Profit Percentage of Sublicense Income or such recovery (after the reimbursement of each Party’s costs pursuant to Section 8.4.4(a)) with respect to the relevant Product in such Quarter.  Reports shall provide a reconciliation showing the amount due.

4.4.3.       Computation.  All payments due shall be payable in United States dollars.  Such payments shall be without deduction of exchange, collection, or other charges, and, specifically, without deduction of withholding or similar taxes or other government imposed fees or taxes, except as otherwise permitted pursuant to the definition of “Net Sales”.

4.4.4.       Interest.  Interest shall be payable on the aggregate amount of any payments that are not paid on or before the date such payments are due under this Agreement at a rate per annum equal to the lesser of (a) two percentage points above the prime rate of interest, as reported by The Wall Street Journal for the applicable period, or (b) the highest rate permitted by applicable law, in each case calculated on the number of days such payments are paid after the date they are due.

4.4.5.       Record Keeping.  Sandoz and Momenta shall keep, and shall require their Affiliates, distributors, licensees and sublicensees to keep, accurate and complete accounting records of the Products sold under this Agreement and all other records appropriate to determine the amount of Development Costs, Legal Expenses, Product-Specific Patent Costs, other patent costs allocated pursuant to Article 8, Momenta Third Party Royalty Obligations, Third Party Royalties and Commercialization Costs payable

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

by the other Party, and of milestone payments, share of Sublicense Income, share of recoveries as a result of any proceeding described in Section 8.4 or from any counterclaim or similar claim asserted in a proceeding described in Sections 8.5 or 8.6, and Profit Interest due to the other Party, hereunder (“Payables Records”).  Such Payables Records shall be retained for at least [**] years following a given reporting period.

4.4.6.       Audit.  Upon [**] days’ prior written notice, each Party shall permit its books and records of Payables Records to be examined for a particular calendar year, no more than once annually (provided, however, that if the most recent audit conducted on behalf of such Party disclosed a discrepancy, such Party may conduct another audit within such annual period at least [**] months after such prior audit is concluded), during normal business hours, by an independent auditor appointed by the other Party and reasonably acceptable to the audited Party, and at the auditing Party’s expense, to the extent necessary to verify the accuracy of the invoices, reports and payments delivered by the audited Party under this Agreement.  Any information received as a result of such inspection shall be maintained as the audited Party’s Confidential Information.

4.4.7.       Underpayment/Overpayment and Payment Disputes.  In the event an examining auditor specified in Section 4.4.6 concludes that an underpayment or overpayment was made, the auditor will specify such in a written report along with the information on which such conclusion is based.  This report will be shared promptly with the audited Party.  The amount of any such underpayment or the reimbursement of any such overpayment shall be due and payable by the audited Party within [**] days of the date of such report, together with interest calculated on the amount of such underpayment or overpayment in the manner provided in Section 4.4.4; provided that if a Party disputes the conclusion of the auditor, the Parties will resolve the dispute according to Article 13.  If the underpayment by the audited Party or the overpayment by the auditing Party differs by greater than five percent (5%) from the amount that was otherwise due, the audited Party shall pay all of the costs of such review.

5.        JOINT DEVELOPMENT AND COMMERCIALIZATION

5.1.          Joint Collaboration.  Sandoz and Momenta shall jointly collaborate in the Development and Commercialization of the Products and the Legal Activities with respect thereto, using Commercially Reasonable efforts to Develop the Products, to achieve Legal Clearance, to bring the Products to the market in the relevant Territories within a commercially reasonable time period (subject to the provisions of Section 6.2) and to Commercialize the Products in the relevant Territory and to use Commercially Reasonable efforts to maximize the Profits for each such Product throughout the relevant Territory.  The goal of the Collaborative Program is to Develop, register and Commercialize the Products as follows:  (a) the Collaboration Products as Fully-Substitutable, and (b) the Glycoprotein Products, with the goal of achieving Full-Substitutability, or as a Non-Substitutable Product if appropriate, at the discretion of Sandoz, subject to Section 5.2.  Notwithstanding any other provision of this Agreement, final decision on Development, regulatory, legal and Commercialization strategy shall reside with Sandoz for the Glycoprotein Products, subject to Section 5.2.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

5.2.          Sandoz Final-Decision Making Authority.  With respect to any matter for which Sandoz has final decision-making authority under the Agreement and for which there is a disagreement, the following provisions shall apply:  The relevant matter shall be identified to, and discussed by, the JOC.  The JOC shall in good faith attempt to resolve the matter.  If the JOC is unable to decide or resolve such matter, then Sandoz shall have the deciding vote with respect to such dispute; provided, however, that Sandoz shall consult with, and give due consideration to, Momenta’s input with respect thereto; and further provided, however, that with respect to Pre Final Legal Clearance Launch, the JSC shall be substituted for the JOC in the prior portions of this Section 5.2.  In no event may Sandoz exercise its final-decision-making authority under this Agreement to (a) obligate Momenta to spend money or devote resources outside those previously agreed to in the relevant mutually-agreed Annual Collaboration Plan, (b) unilaterally amend the terms of this Agreement or override Momenta’s rights in this Agreement, or (c) unilaterally determine that it has fulfilled any obligations under this Agreement or that Momenta has breached any obligations under this Agreement.  Except with respect to its decision to proceed with Pre Final Legal Clearance Launch with respect to a Product in a country, which may be made in Sandoz’s sole discretion, Sandoz shall exercise its final decision-making authority in good faith and in a Commercially Reasonable manner.

5.3.          [**].  Notwithstanding anything to the contrary herein, Sandoz has the option to develop and commercialize the Copaxone-Referenced Product independently of Momenta for [**]; provided, that, if it wishes to do so, it shall notify Momenta in writing at the time when Sandoz first approves the commitment of resources (consistent with its internal decision process) to develop the Copaxone-Referenced Product independently of Momenta for [**].  Immediately following Sandoz’s approval of the commitment of such resources, Momenta shall have the right, without any further obligation to Sandoz, to develop and commercialize the Copaxone-Referenced Product independently of Sandoz for [**].

5.4.          Joint Project Team.  The Development and Commercialization activities and Legal Activities for each Product shall be conducted and managed on an on-going basis through a Joint Project Team for such Product (each such team, a “JPT”); provided, however, that Sandoz shall be responsible for the day-to-day management of such Commercialization activities, subject to the oversight of the relevant JPT and in accordance with the Annual Collaboration Plan.  Each JPT shall have one (1) Joint Project Team Leader (each, a “JPTL”).  Each Party shall designate a Local Project Leader (each, an “LPL”) to function as the liaison and to coordinate efforts and communication for such JPT within such Party with respect to such Product.  The JPTL for each Glycoprotein Product shall be selected by Sandoz; the JPTL for the Copaxone-Referenced Product shall be selected by Momenta; and the JPTL for the Lovenox-Referenced Product shall be selected by the JOC.  Each JPTL shall report to the AMs.  Each JPT shall be responsible, via oversight by the JPTL with respect to the relevant Product, for:  (a) executing all on-going aspects of the Development and Commercialization of, and the Legal Activities with respect to, such Product; (b) preparing and submitting to the Alliance Managers Annual Collaboration Plans for each Contract Year; (c) discussing and resolving ongoing issues; (d) periodically reporting to the JOC, through the JAM, and referring any disputes not resolved by the JPTs to the JOC for resolution; and (e) periodically reporting to the JOC and the Legal/Intellectual Property Team the status of intellectual property relevant to the Collaborative Program.  Each JPT shall only act unanimously and each Party, acting through its representatives, shall have one vote on each JPT.  Each JPT will be composed of functional area representatives who are directly involved with and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

responsible for Development and Commercialization activities and Legal Activities (which may include, but are not limited to, analytics, characterization, process development, bioequivalence/clinical, regulatory, intellectual property/legal, commercialization and supply chain, each as appropriate for the stage of Development or Commercialization of the relevant Product) per the relevant Annual Collaboration Plan.  The JOC may alter the functional composition of and representation on a JPT over time as appropriate.  Momenta and Sandoz may each change its JPT representatives at any time by giving written notice to the other.  Additional representatives of a Party may attend meetings of the JPTs on an ad hoc invited basis as appropriate.  Each JPT shall meet at least monthly during the course of the Collaborative Program.  Within [**] days after each meeting, the JPT (via the JPTL and LPL) will provide the Alliance Managers with a written report describing the status of the Collaborative Program with respect to the relevant Product, including, without limitation, a summary of the results and progress to date, the status of the then-current budget in the relevant Annual Collaboration Plan (actuals vs. estimates), project timelines, critical path issues and any other issues requiring resolution, proposed solutions to such issues, and the agreed resolution of previously reported issues.

5.5.          Alliance Managers.  Each Party shall appoint a senior representative who possesses a general understanding of the relevant technical, regulatory, commercial and legal issues to act as its Alliance Manager (each, an “AM” or “Alliance Manager”).  The AMs shall be charged with creating and maintaining a collaborative and efficient work environment within and among the Committees.  The AMs shall ensure efficient and responsive communication among each JPT, the JOC, and the JSC.  The AMs will also be responsible for:  (a) seeking consensus (both internally, within his/her respective Party’s organization, as well as together, between the Parties) regarding key strategy and Collaborative Program issues; (b) coordinating the various activities of each JPTL and LPL, if appropriate, in developing and executing global strategies and plans for the Products; and (c) identifying and raising cross-country (within the relevant Territory), cross-Party and/or cross-functional disputes to the JOC in a timely manner.  The JAM will be responsible for:  (y) assisting the JOC and JSC co-chairs in setting appropriate meeting agendas, and preparing meeting minutes, as appropriate, in a format agreed upon with the JOC and JSC, respectively; and (z) in collaboration with the other AM, drafting and revising on a regular basis a monthly executive summary of the status of the Collaborative Program, in a format agreed upon with the JSC, and providing such summary to the JSC and JOC.  Sandoz may select the initial JAM from among the initial AMs; provided, however, that the JOC may change the JAM by selecting from between the then-current AMs.

5.6.          Joint Operating Committee.  The Joint Operating Committee (“JOC”) shall consist of six (6) members, three (3) representatives from each Party, each of whom shall have the authority, experience and seniority sufficient to enable him or her to make decisions on behalf of the Party he or she represents, and each JOC member will have the sufficient capacity and shall commit sufficient effort to manage all aspects of the collaboration.  Each AM shall be invited to JOC meetings as guests of the JOC.  One member from among each Party’s JOC members who are members of such Party’s management team will be selected as co-chair.  The JOC membership shall be approved by the JSC and the JSC shall select the co-chairs of the JOC from among the then-current members; provided, however, that the initial JOC co-chairs will be Sandoz’s Vice President and Global Head of Biopharmaceutical Development (or the equivalent) and Momenta’s Senior Vice President, Strategic Business Operations (or the equivalent).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Momenta and Sandoz may each change its JOC representatives or designated co-chairs at any time by giving written notice to the other.  The JOC shall meet at least [**] month.

5.7.          JOC Responsibilities.  The JOC shall be responsible for:  (a) overseeing each Product’s ongoing Development and Commercialization activities and Legal Activities under the Collaborative Program (including, without limitation, (i) determining the strategy to achieve Legal Clearance, including, without limitation, the strategy with respect to Paragraph IV filings and foreign equivalents, and Patent Litigation, and (ii) determining the patent prosecution and enforcement strategy with respect to the Joint Collaboration IP, the Collaboration Product-Specific Patent Rights and the Glycoprotein Product-Related Patent Rights); (b) providing overall guidance to the JPTs; (c) reviewing and endorsing to the JSC each Product’s Annual Collaboration Plan, or any changes thereto, including without limitation, the budgets contained therein, pursuant to Section 5.13, and any changes thereto; (d) reviewing each JPT’s progress toward milestones in the Annual Collaboration Plans and updating such progress at least every [**] months; (e) establishing a Regulatory and Policy Strategy Team as described in Section 7.6; (f) establishing a Legal / Intellectual Property Team (the “Legal /Intellectual Property Team”) to provide strategic support with respect to legal and intellectual property strategy matters for the Products; (g) attempting to resolve disputes within any JPT; (h) referring any disputes not resolved by the JOC to the JSC for resolution; and (i) performing such other tasks and undertaking such other responsibilities as are set forth in this Agreement.  The JOC shall only act unanimously and each of Momenta and Sandoz, acting through its representatives, shall have one vote on the JOC.

5.8.          Joint Steering Committee.  The Joint Steering Committee (“JSC”) shall consist of six (6) members, three (3) representatives from each of Sandoz and Momenta, each of whom shall have the authority, experience and seniority sufficient to enable him or her to make final decisions on behalf of the Party he or she represents, and each JSC member will have the sufficient capacity and shall commit sufficient effort to manage all aspects of the collaboration.  One member from among each Party’s JSC members who are members of such Party’s executive management team will be selected as co-chair.  For one (1) year after the Effective Date, the co-chairs shall be Sandoz’s Chief Executive Officer, and Momenta’s Chief Executive Officer.  Momenta and Sandoz may each change its JSC representatives or designated co-chairs at any time after the first anniversary of the Effective Date (or earlier if a representative or co-chair is no longer employed by the relevant Party or is unavailable to serve due to disability) by giving written notice to the other; provided, however, that a Party’s co-chair must directly report to such Party’s chief executive officer.

5.9.          JSC Administration.  The JSC co-chairs shall be responsible for calling meetings of the JSC and for leading the meetings.  The JSC shall meet at least [**] times annually during the course of the Collaborative Program.  Following each JSC meeting, the AMs shall jointly prepare draft meeting minutes, and shall submit such draft minutes to the JSC co-chairs within [**] days of such meeting to allow adequate review and comment.  Minutes shall provide a description of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the JSC.  Minutes of each JSC meeting shall be approved or disapproved, and revised as necessary, at the next meeting and, following approval, shall be signed by the JSC co-chairs.  Final minutes of each meeting shall be distributed to the members of the JSC by the JSC co-chairs.  The JSC shall only act unanimously and each of Momenta and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Sandoz, acting through its representatives, shall have one vote on the JSC.  Disputes shall be resolved pursuant to Article 13.

5.10.        JSC Responsibilities.  The JSC shall be responsible for:  (a) overseeing the broad strategy of the Collaborative Program; (b) final approval of Annual Collaboration Plans and any changes thereto, with the goal of approving or rejecting (i) such plan within [**] days of the proposal of such plan and (ii) any changes thereto within [**] Business Days of the proposal of such change; (c) resolving disputes within the JOC; and (d) performing such other tasks and undertaking such other responsibilities as are set forth in this Agreement.

5.11.        JPT, JOC and/or JSC Meetings.  The location of meetings of the JPTs, JOC and JSC shall alternate between Sandoz’s principal place of business and Momenta’s principal place of business, or as otherwise agreed by the Parties.  The JPTs, JOC and JSC may also meet by means of a telephone conference call or videoconference.  Each Party shall use reasonable efforts to cause its representatives to attend such meetings.  If a representative of a Party is unable to attend a meeting, such Party may designate an alternate to attend such meeting in place of the absent representative.  In addition, each of Momenta and Sandoz may, at its discretion, invite non-voting employees, and, with the consent of Sandoz and Momenta, respectively, consultants or scientific advisors, to attend the meetings of the JOC or JSC to, among other things, review and discuss the Collaborative Program and its results.  Either Momenta or Sandoz may convene a special meeting of the JPTs, JOC or JSC for the purpose of resolving disputes.

5.12.        Termination of Committees.  Notwithstanding anything to the contrary herein, no Committee (or any other committee which the Parties may establish on which members of both Parties participate) shall remain in existence after July 25, 2031, the twenty-fifth (25th) anniversary of the MOU Effective Date.  In the event that either Party desires to continue the aforementioned activities after such date, and such desire is raised in the JSC after July 25, 2030 but before July 25, 2031, the Parties will discuss an extension in good faith.

5.13.        Annual Collaboration Plans.  The Parties shall undertake the Collaborative Program in accordance with the Annual Collaboration Plans.  Each JPT shall prepare the Annual Collaboration Plan for the relevant Product (a) for the First Contract Year within [**] days after the Effective Date, and (b) for the Second Contract Year and subsequent Contract Years at least [**] days prior to the commencement of such Contract Year.  The JSC shall review and approve the Annual Collaboration Plans (i) for the First Contract Year within [**] days after it has been presented to the JSC, and (ii) for the Second Contract Year and subsequent Contract Years at least [**] days prior to the commencement of such Contract Year.  The JPTs shall prepare and submit to the JOC for review and endorsement, and the JSC shall review and approve, updates and amendments, as appropriate, to the then-current Annual Collaboration Plans during the course of the applicable Contract Year.  Each Annual Collaboration Plan shall be consistent with the other terms and conditions of this Agreement.  Each Annual Collaboration Plan shall specify, among other things, with respect to the relevant Product, (A) specific objectives of the Collaborative Program during the applicable Contract Year, (B) specific activities to be performed by each Party, or by Third Parties, in support of the Collaborative Program during the applicable Contract Year, with primary responsibility for executing specific functions determined in good faith by the relevant JPT according to the Parties’ respective capabilities and expertise, and (C) a budget reflecting the resources (including FTEs) to be assigned and amounts

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

expended by each Party in support of the Collaborative Program.  In particular, to support the Development and Commercialization of, and Legal Activities with respect to, the Products, the relevant Annual Collaboration Plan shall specify the activities to be performed by each Party, or by Third Parties, and the related resources (including FTEs) to be assigned and the strategic marketing plan for the relevant Product in the relevant Territory.  In preparing the initial Annual Collaboration Plans, the relevant JPT shall assign specific activities to the relevant Party(ies).  While all activities will be considered joint activities within the collaboration, the JPTs shall assign specific activities to the relevant Party(ies) to execute.  The Annual Collaboration Plans, to be approved by the JSC, will include a complete list of activities and the assignment of the relevant Party(ies) for each such activity.  While a given Party may be assigned the lead responsibility for an activity, it will be the responsibility of such Party to achieve cross-company alignment on the strategy and the plans to complete the activity consistent with the integrated strategy as defined in the Annual Collaboration Plans.

5.14.        Compliance with Laws.  Each Party agrees to use Commercially Reasonable efforts to carry out all work assigned to such Party in the Annual Collaboration Plans and its other obligations under this Agreement in material compliance with all applicable federal, national, multinational, state, provincial or local regulatory laws, regulations and guidelines governing the conduct of such work, including, without limitation, (a) the FD&C Act and any applicable implementing regulations, and relevant foreign equivalents thereof; (b) cGMPs; (c) all other applicable FDA guidelines and relevant guidelines of applicable Regulatory Authorities; (d) all other applicable laws and regulations, including all applicable federal, national, multinational, state, provincial and local environmental, health and safety laws and regulations in effect at the time and place of manufacture of a Product; and (e) all applicable export and import control laws and regulations.

5.15.        Legal Clearance.  Sandoz shall have sole responsibility to make decisions with respect to Legal Clearance (except with respect to the determination of whether Legal Clearance has occurred, which shall be determined in accordance with the definitions herein of Final ROW Legal Clearance and Final U.S. Legal Clearance, as applicable); provided, that such decisions are generally consistent with the strategy set therefor by the JOC.  Sandoz shall select counsel to assist with Patent Litigation occurring in the context of Legal Clearance, which counsel shall be reasonably acceptable to Momenta.

6.        ADDITIONAL COMMERCIALIZATION PROVISIONS

6.1.          Review and Oversight.  Other than with respect to Section 6.2, which activities shall be in the sole discretion of Sandoz, but subject to Section 5.2, all responsibilities of the Parties with respect to Commercialization of the Products shall be subject to the oversight and review of the JSC as set forth in Article 5.  Notwithstanding Sections 1.89, 13.2, or any other provision of this Agreement (other than Section 5.2), Sandoz or its sublicensees shall have the right to set all of the prices for the sale of Products to Third Parties which are their immediate customers in the relevant Territories; provided, that, with respect to the Collaboration Products, such prices are generally consistent with the pricing strategy set therefor by the JSC, although the Parties recognize that Sandoz shall have the flexibility to change such prices in order to respond to specific market conditions, and, with respect to the Glycoprotein Products, the JSC shall discuss pricing strategy for such prices.  Sandoz or its sublicensees shall be responsible for the

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

distribution and sale of the Products and for invoicing and booking sales of the Products in the relevant Territories. The name of each Collaboration Product shall be the generic name of the compound it contains unless the Parties mutually agree that its name shall include a trademark or tradename or be protected as a trademark (a “Branded Collaboration Product”).  For each Branded Collaboration Product, Sandoz may name such Product; provided, that such name shall not include any trademark or tradename or a part thereof that uses the name “Momenta”, “Sandoz” or a derivative of the foregoing or any other trademark or part or derivative thereof that is the name or derivative of a name of any Momenta Affiliate or Sandoz Affiliate, without the prior approval of Momenta.  Once Sandoz, its Affiliate or sublicensee begins selling a particular Product in a particular country in the relevant Territory, Sandoz shall use Commercially Reasonable efforts to sell such Product in such country in such Territory, itself or through its Affiliates or sublicensees, unless Sandoz makes a Commercially Reasonable decision to cease selling such Product in such country.

6.2.          Pre Final Legal Clearance Launch.  Notwithstanding any other provision in this Agreement, the Parties agree that if Application Final Approval for a Product has been obtained in a country in the relevant Territory but Final ROW Legal Clearance or Final U.S. Legal Clearance (as applicable) has not yet been obtained with respect to such Product in such country, Sandoz may, in its sole discretion, after reasonable consultation with and due consideration of input from Momenta, decide whether to proceed with Launch of such Product in such country, or to defer Launch until Final ROW Legal Clearance or Final U.S. Legal Clearance, respectively, has been obtained with respect to such Product in such country; subject to the penultimate sentence of Section 5.2.  Upon deciding to proceed with Pre Final Legal Clearance Launch with respect to such Product in such country, Sandoz shall promptly notify Momenta of such decision.

7.       REGULATORY MATTERS

7.1.          Review and Oversight.  All responsibilities under this Article 7 shall be subject to the review and oversight of the Committees as set forth in Article 5.

7.2.          Application Filing.  Sandoz shall file Application(s) in accordance with the relevant Annual Collaboration Plans for each Product in the relevant Territory under Sandoz’s name.  If the U.S. Territory Application for the Copaxone-Referenced Product includes a Paragraph IV Certification, Sandoz shall also provide to the applicable Innovator notice, as required by 21 U.S.C. § 355(b)(3) or 21 U.S.C. § 355(j)(2)(B), respectively.

7.3.          Ownership Of The Applications.  Sandoz shall own all Applications for the applicable Product in the relevant Territory, subject to Section 2.1.2.

7.4.          Application Responsibility.  The JSC shall determine the responsibilities of each Party with respect to the preparation of the Applications for the Products for the relevant Territories and related activities.  Momenta shall be responsible for compiling modules of any registration dossier which are related to its activities hereunder and to provide answers that can be given to the relevant Regulatory Authority therefor.

7.5.          Regulatory Interaction.  Except as provided in Section 7.6, the JSC shall determine the responsibilities of each Party with respect to interactions with the FDA or other

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Regulatory Authority with respect to the Products in the relevant Territories; provided, however, that adverse event reporting obligations with respect to the Products shall be the primary responsibility of Sandoz, with Momenta’s assistance if reasonably requested by Sandoz.

7.6.          Regulatory Policy.  The JOC shall establish a team (the “Regulatory and Policy Strategy Team”) to provide overall strategic support to the Collaborative Program.  The Regulatory and Policy Strategy Team shall develop a plan detailing regulatory, legislative and public policy activities, and each Party’s responsibility, to articulate and present to key thought leaders and decisions makers a scientific basis for the granting of marketing approval for Fully-Substitutable versions of the Products and to facilitate the establishment of abridged regulatory and legal pathways in the Territory to enable the granting of marketing approval of Fully-Substitutable versions of the Products regulated under the USA FD&C and Public Health Service Act and/or foreign equivalent.

8.      INTELLECTUAL PROPERTY

8.1.          Ownership.

8.1.1.       Single Ownership.  As between Momenta and Sandoz, Sandoz shall own all Sandoz IP and Momenta shall own all Momenta IP.  Momenta hereby assigns to Sandoz all right, title and interest in and to any Improvements to Sandoz Know-How or Improvements to Sandoz Collaboration Know-How that are (other than works of authorship) conceived, or, solely with respect to works of authorship, authored, solely by Momenta or its Affiliates, or jointly by Sandoz or its Affiliates, on the one hand, and by Momenta or its Affiliates, on the other hand, during, and in the conduct of, the Collaborative Program (“Momenta Assigned Improvements”).  Sandoz hereby assigns to Momenta all right, title and interest in and to any Improvements to Momenta Know-How or Improvements to Momenta Collaboration Know-How that are (other than works of authorship) conceived, or, solely with respect to works of authorship, authored, solely by Sandoz or its Affiliates, or jointly by Sandoz or its Affiliates, on the one hand, and by Momenta or its Affiliates, on the other hand, during, and in the conduct of, the Collaborative Program (“Sandoz Assigned Improvements”).  The assigning Party shall execute all documents necessary to effectuate this Section 8.1.1.  Notwithstanding anything to the contrary herein, Sandoz, with respect to Sandoz IP, and Momenta, with respect to Momenta IP, shall have the right to assign Sandoz IP, in the case of Sandoz, or Momenta IP, in the case of Momenta, to its respective Affiliates, without the consent of the other Party, or to Third Parties, with the consent of the other Party, such consent not to be unreasonably withheld, so long as any such assignment pursuant to this sentence is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement.

8.1.2.       License Outside Field to Assigned Improvements.  Momenta hereby grants to Sandoz an irrevocable, perpetual, non-exclusive, royalty-free, sublicenseable license to practice Sandoz Assigned Improvements; except with respect to the Products in the Field in the relevant Territory, which shall be governed by the other provisions of this Agreement.  Sandoz hereby grants to Momenta an irrevocable, perpetual, non-exclusive, royalty-free, sublicenseable license to practice the Momenta Assigned Improvements;

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except with respect to the Products in the Field in the relevant Territory, which shall be governed by the other provisions of this Agreement.

8.1.3.       Joint Ownership.  All Joint Collaboration IP shall be owned jointly on the basis of an undivided interest by Sandoz and Momenta.  Notwithstanding anything to the contrary herein, Sandoz and Momenta shall each have the right to use such Joint Collaboration IP, or sell, license or otherwise transfer such Joint Collaboration IP to its Affiliates or any Third Party, without the consent of the other Party so long as such use, sale, license or transfer is subject to the licenses granted pursuant to this Agreement and is otherwise consistent with this Agreement; provided, however, that if the Parties jointly license Joint Collaboration IP to a Third Party to Develop, make, have made, use, sell, offer to sell, lease, import, export or otherwise Commercialize a Product, the income therefrom shall be split so that Momenta receives the relevant Momenta Profit Percentage with respect thereto.

8.1.4.       Inventorship.  Inventorship, for the purposes of this Section 8.1, shall be determined by the Parties in good faith in accordance with U.S. Territory patent laws.  In the event of a dispute regarding inventorship or the ownership of Collaboration Know-How that the Parties are unable to resolve, mutually acceptable outside patent counsel not regularly employed by any Party or their Affiliates shall be retained to attempt to resolve such dispute. For the avoidance of doubt, Sandoz agrees that the provision or use of Sandoz Material shall not by itself be considered a Sandoz inventive contribution to the conception or authorship of any Momenta Collaboration Know-How, and that the provision or use of the Sandoz Material shall not by itself cause any resulting Know-How to be considered Joint Collaboration Know-How.

8.1.5.       Policies.  In order to protect the Parties’ Patent Rights in the Territory and under United States law, in any inventions conceived or reduced to practice during or as a result of the Collaborative Program, each Party agrees to maintain a policy that requires its employees, individual contractors, consultants and agents to record and maintain all data and information developed in the course of the Collaborative Program in such a manner as to enable the Parties to use such records to establish the earliest date of conception, invention and/or to document diligent reduction to practice.  At a minimum, the policy shall require such individuals to record all inventions generated by them in standard laboratory notebooks that are dated and corroborated by non-inventors on a regular, contemporaneous basis.

8.2.          Patent Prosecution.

8.2.1.       Momenta Patent Rights.  Subject to any Prior Obligations of Momenta, Momenta shall use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain Momenta Patent Rights and Momenta Collaboration Patent Rights (in each case, other than any Glycoprotein Product-Related Patent Rights and Collaboration Product-Specific Patent Rights) in the relevant Territory.

8.2.2.       Sandoz Patent Rights.  Subject to any Prior Obligations of Sandoz, Sandoz shall use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain

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Sandoz Patent Rights and Sandoz Collaboration Patent Rights (in each case, other than any Glycoprotein Product-Related Patent Rights and Collaboration Product-Specific Patent Rights) in the relevant Territory.

8.2.3.       Joint Collaboration Patent Rights and Collaboration Product-Specific Patent Rights.

8.2.3.a.    Decisions by the JOC.  Subject to any Prior Obligations of the Parties, the Parties, through the JOC, shall make all decisions regarding whether and how to file and maintain any Joint Collaboration Patent Rights (other than Glycoprotein Product-Related Patent Rights) and Collaboration Product-Specific Patent Rights (other than Glycoprotein Product-Related Patent Rights), and shall designate a Party as having the initial right to prepare, file and prosecute such Patent Rights in the relevant Territory (the “Prosecuting Party”); provided, however, that, in the event of a dispute within the JOC and JSC with respect to such decisions, mutually acceptable outside patent counsel not regularly employed by any Party or their Affiliates shall be retained to resolve such dispute.

8.2.3.b.    Conduct of Prosecution.  Subject to any Prior Obligations of the Parties, the Prosecuting Party shall have the initial right, but not the obligation, to timely prepare, file, prosecute and maintain, in the relevant Territory, the Joint Collaboration Patent Rights or Collaboration Product-Specific Patent Rights as to which it has been designated pursuant to Section 8.2.3.a. (in its own name, in the name of the other Party or in the name of both Parties, as applicable).  The Prosecuting Party shall have the full authority, subject to the conditions of Sections 8.2.3.c, 8.2.5, and 8.2.6, below, to make all decisions, and take all actions, that are necessary to obtain effective protection of said Patent Rights, including, but not limited to, the authority to draft and file appropriate responses, conduct interviews with examining authorities, and to represent either or both Parties in any appeal(s), relating to the prosecution of said Patent Rights.  The Prosecuting Party shall require its patent counsel to (i) keep the other Party reasonably informed about prosecution status and strategy, and (ii) provide the other Party in a timely manner with copies of all official correspondence to and from the relevant patent office, with respect thereto.  The Prosecuting Party shall consider in good faith all comments, suggestions, and proposals by the other Party for any response to communications from the relevant patent office, should they be provided to the Prosecuting Party in a timely fashion to permit their consideration and incorporation into any response thereto.  The Prosecuting Party shall have the ultimate authority and discretion to take any action that is necessary to obtain effective protection of said Patent Rights.

8.2.3.c.    Step-In Rights.  Subject to any Prior Obligations of the Parties, in the event that the Prosecuting Party declines to file, prosecute or maintain any Joint Collaboration Patent Rights or Collaboration Product-Specific Patent Rights as to which is has been designated pursuant to Section 8.2.3.a, elects to allow any such Patent Rights to lapse, or elects to abandon any such Patent Rights before all appeals within the respective patent office have been

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exhausted, either in whole or in part, the other Party may assume control of the filing, prosecution and/or maintenance of such Patent Rights (in its own name, in the name of the other Party or in the name of both Parties, as applicable).  The Prosecuting Party shall provide the other Party with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Rights or its election to allow any such Patent Rights to lapse, or its election to abandon any such Patent Rights, so as to permit the other Party to decide whether to file, prosecute or maintain the same, and to take any necessary action.

8.2.4.      Glycoprotein Product-Related Patent Rights.

8.2.4.a.    Decisions by the JOC.  Subject to any Prior Obligations of the Parties, the Parties, through the JOC, shall make all decisions regarding whether and how to file and maintain any Glycoprotein Product-Related Patent Rights, and shall designate a Prosecuting Party as having the initial right to prepare, file and prosecute such Patent Rights in the relevant Territory; provided, however, that, in the event of a dispute within the JOC with respect to such decisions which is not resolved within [**] days (inclusive of any escalation pursuant to Sections 5.7(h), 13.1 and 13.2), if such Glycoprotein Product-Related Patent Rights are Joint Collaboration Patent Rights, Sandoz shall be the Prosecuting Party; and otherwise the Owning Party shall be the Prosecuting Party.

8.2.4.b.    Conduct of Prosecution.  Subject to any Prior Obligations of the Parties, the Prosecuting Party shall have the initial right, but not the obligation, to timely prepare, file, prosecute and maintain, in the relevant Territory, the Glycoprotein Product-Related Patent Rights as to which it has been designated pursuant to Section 8.2.4.a. (in its own name, in the name of the other Party or in the name of both Parties, as applicable).  The Prosecuting Party shall have the full authority, subject to the conditions of Sections 8.2.4.c, 8.2.5, and 8.2.6, below, to make all decisions, and take all actions, that are necessary to obtain effective protection of said Patent Rights, including, but not limited to, the authority to draft and file appropriate responses, conduct interviews with examining authorities, and to represent either or both Parties in any appeal(s), relating to the prosecution of said Patent Rights.  The Prosecuting Party shall require its patent counsel to (a) keep the other Party reasonably informed about prosecution status and strategy, and (b) provide the other Party in a timely manner with copies of all official correspondence to and from the relevant patent office with respect thereto.  The Prosecuting Party shall consider in good faith all comments, suggestions, and proposals by the other Party for any response to communications from the relevant patent office, should they be provided to the Prosecuting Party in a timely fashion to permit their consideration and incorporation into any response thereto, and the Prosecuting Party shall further require its patent counsel to timely provide to the other Party, to the extent possible and practicable, drafts of amendments or arguments to be made in any such response, prior to filing, and the Prosecuting shall consider in good faith the comments of the other Party thereon, if timely provided.  The Prosecuting Party nonetheless shall have the ultimate authority and discretion to take any action that

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is necessary to obtain effective protection of said Patent Rights, without consultation with the other Party, if either the other Party has failed to provide its comments and counsel in a timely fashion, or if it is not possible and practicable to consult with the other Party before any such action must be taken.

8.2.4.c.    Step-In Rights.  Subject to any Prior Obligations of the Parties, in the event that the Prosecuting Party declines to file, prosecute or maintain any Glycoprotein Product-Related Patent Rights as to which is has been designated pursuant to Section 8.2.4.a, elects to allow any such Patent Rights to lapse, or elects to abandon any such Patent Rights before all appeals within the respective patent office have been exhausted, either in whole or in part, the other Party may, at its expense (subject to Section 4.1.3, and provided that, with respect to any Glycoprotein Product-Related Patent Rights which are Joint Collaboration Patent Rights, such costs shall be borne equally by the Parties, except as provided in Section 4.1.3), assume control of the filing, prosecution or maintenance of such Glycoprotein Product-Related Patent Rights (in its own name, in the name of the other Party or in the name of both Parties, as applicable).  The Prosecuting Party shall provide the other Party with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Rights, or its election to allow any such Patent Rights to lapse, or its election to abandon any such Patent Rights, so as to permit the other Party to decide whether to file, prosecute or maintain the same, and to take any necessary action.

8.2.5.       Best Efforts.  The Prosecuting Party under Section 8.2.3 or 8.2.4 shall use its best efforts to prosecute and maintain the Patent Rights as to which it has been designated pursuant to Section 8.2.3.a. or 8.2.4.a., respectively, to assure that the invention(s) underlying the same are protected to the fullest extent under applicable national law in the Territory, regardless of whether or not it is the Owning Party of such Patent Rights, subject to the Prosecuting Party’s right to decline to file, prosecute or maintain the relevant Patent Rights, to elect to allow the relevant Patent Rights to lapse, or to elect to abandon any such Patent Rights before all appeals within the respective patent office have been exhausted, in accordance with Sections 8.2.3.c. or 8.2.4.c., respectively.

8.2.6.       Cooperation and Assistance.  Each Party agrees to reasonably cooperate with the other and render all reasonable assistance as may be necessary to support any patent application filed by the other Party under this Section 8.2, including, but not limited to, consulting and coordinating with each other on any such patent filing activities to ensure that any Patent Rights or Confidential Information are not unduly compromised.

8.2.7.       Costs.  Except for Product-Specific Patent Rights, the costs for which shall be borne in accordance with Section 4.1.3, and except as stated otherwise in Section 8.2.4.c, out-of-pocket filing, prosecution and maintenance costs shall be borne by the Parties as follows:  (a) with respect to the Joint Collaboration Patent Rights, such costs shall be borne equally by the Parties; (b) with respect to Momenta Patent Rights and Momenta Collaboration Patent Rights, such costs shall be borne solely by Momenta; and

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(c) with respect to Sandoz Patent Rights and Sandoz Collaboration Patent Rights, such costs shall be borne solely by Sandoz.

8.3.          Participation of Other Persons.

8.3.1.       Each of Sandoz and Momenta shall be responsible for executing an appropriate agreement with each employee, individual contractor, consultant or agent (including, for purposes of clarity, individuals who regularly work for Affiliates of Sandoz or Momenta) working on their respective behalves on the Collaborative Program, including a provision requiring such employee, individual contractor, consultant or agent to assign to Sandoz or Momenta, respectively, all Know-How and Patent Rights which he or she develops or conceives and/or reduces to practice during his or her work on the Collaborative Program so that such Know-How and Patent Rights are Controlled by Sandoz or Momenta, respectively.

8.3.2.       Each Party shall be responsible for executing an appropriate agreement with its Affiliate(s) requiring such Affiliate to assign to such Party, or to exclusively license to such Party, all Know-How and/or Patent Rights which such Affiliate develops or conceives and/or reduces to practice during its work on the Collaborative Program so that such Know-How and/or Patent Rights are Controlled by such Party.

8.3.3.       Except as the Parties may otherwise agree in writing, each of Sandoz and Momenta shall be responsible for executing an appropriate agreement with each Third Party contracting entity working on their respective behalves on the Collaborative Program, including a provision requiring such entity to assign to Sandoz or Momenta, respectively, or exclusively license to Sandoz or Momenta, respectively, all Know-How and Patent Rights with respect to the Products which such entity develops or conceives and/or reduces to practice during its work on the Collaborative Program so that such Know-How and Patent Rights are Controlled by Sandoz or Momenta, respectively.

8.3.4.       Each Party shall use Commercially Reasonable efforts to enforce the terms of their respective agreements described in Sections 8.3.1, 8.3.2 and 8.3.3.

8.4.          Enforcement of Patent Rights.

8.4.1.      Enforcement of Solely-Owned Patent Rights.

8.4.1.a.    Initial Rights.  Subject to any Prior Obligations of the Owning Party, the Owning Party shall have the initial right, but not the obligation, to institute an infringement action or take other appropriate action that it believes is reasonably required to protect its solely-owned Patent Rights (other than any Glycoprotein Product-Related Patent Rights or Collaboration Product-Specific Patent Rights) from infringement by a product competitive with a Product in the Field in the relevant Territory when, from its own knowledge or upon notice from the other Party, the Owning Party becomes aware of the reasonable probability that such infringement exists.  With respect to such an infringement, the Non-Owning Party may at any time join in any infringement action brought by the Owning Party and may be represented by counsel of its choice, but control of

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such action shall remain with the Owning Party.  The Non-Owning Party shall join in any infringement action as a party at the Owning Party’s request in the event that an adverse party asserts, the court rules or other laws then applicable provide, or the Owning Party determines in good faith, that a court lacks jurisdiction based on such other Party’s absence as a party in such suit.

8.4.1.b.    Step-In Rights. Subject to any Prior Obligations of the Owning Party, in the event that the Owning Party shall not, within [**] months of written notice from the other Party of a suspected infringement of the Owning Party’s solely-owned Patent Rights (other than any Glycoprotein Product-Related Patent Rights or Collaboration Product-Specific Patent Rights) by a Third Party making, using, selling, offering to sell or importing a product competitive with a Product in the Field in the relevant Territory, commence and vigorously pursue an action to enjoin such infringement, the Non-Owning Party shall be entitled, at its expense, to commence the action in the name of the Owning Party; provided, however, that the Non-Owning Party shall consult with the Owning Party with respect to such action and shall give due consideration to the Owning Party’s advice and the Owning Party’s intellectual property protection strategy.  The Owning Party shall join in such infringement action as a party, at the request of the Non-Owning Party, in the event that the court rules or other laws then applicable shall require the joinder of the Owning Party as the owner of the Owning Party’s IP (other than any Glycoprotein Product-Related Patent Rights or Collaboration Product-Specific Patent Rights) for purposes of prosecuting such infringement action, but shall have no obligation to actively participate or incur expenses beyond the minimum level necessary to appear for the purpose of sustaining jurisdiction.

8.4.2.      Joint Collaboration IP and Collaboration Product-Specific Patent Rights.

8.4.2.a.    Decisions by the JOC.  Subject to any Prior Obligations of the Parties, the JOC shall make all decisions regarding enforcement of (a) the Joint Collaboration IP (other than Glycoprotein Product-Related Patent Rights) to protect such Joint Collaboration IP from infringement by a product competitive with a Product in the Field in the relevant Territory, and (b) the Collaboration Product-Specific Patent Rights (other than Glycoprotein Product-Related Patent Rights) in the relevant Territory, and shall designate a Party as having the initial right to institute an infringement action, or take other appropriate action, to protect such Joint Collaboration IP or Collaboration Product-Specific Patent Rights, as applicable, in the relevant Territory (the “Enforcing Party”); provided, however, that, in the event of a dispute within the JOC and JSC with respect to such decisions, mutually acceptable outside patent counsel not regularly employed by any Party or their Affiliates shall be retained to resolve such dispute.  Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, any alleged infringement or any alleged misappropriation of such Joint Collaboration IP or the Collaboration Product-Specific Patent Rights.  Such

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notices shall be provided promptly, but in no event after more than [**] days following receipt thereof.

8.4.2.b.    Rights and Duties of the Enforcing Party.  Subject to any Prior Obligations of the Parties, the Enforcing Party shall have the initial right, but not the obligation, to institute an infringement action or take other appropriate action that it believes is reasonably required to protect the Joint Collaboration IP or Collaboration Product-Specific Patent Rights as to which it has been designated pursuant to Section 8.4.2.a from infringement by a product competitive with a Product in the Field in the relevant Territory when, from its own knowledge or upon notice from the other Party, the Enforcing Party becomes aware of the reasonable probability that such infringement exists.  With respect to such an infringement, the other Party may at any time join in any infringement action brought by the Enforcing Party and may be represented by counsel of its choice, but control of such action shall remain with the Enforcing Party.  The Enforcing Party shall keep the other Party reasonably informed about the enforcement strategy with respect thereto and copy the other Party on all papers exchanged with the opposing party or filed with any court with respect thereto.  The Enforcing Party shall consider in good faith all comments provided by the other Party with respect to any papers exchanged with the opposing party or filed with any court with respect thereto, which comments shall not be unreasonably rejected.  The other Party shall join in any infringement action as a party at the Enforcing Party’s request in the event that an adverse party asserts, the court rules or other laws then applicable provide or the Enforcing Party determines in good faith, that a court lacks jurisdiction based on the other Party’s absence as a party in such suit.

8.4.2.c.    Step-In Rights. Subject to any Prior Obligations of the Parties, in the event that the Enforcing Party shall not, within [**] months of written notice from the other Party or otherwise becoming aware of a suspected infringement of such Joint Collaboration IP or Collaboration Product-Specific Patent Rights by a Third Party making, using, selling, offering to sell or importing a product competitive with a Product in the Field in the relevant Territory, commence and vigorously pursue an action to enjoin such infringement, such other Party shall be entitled to commence the action in its name.  The Enforcing Party shall join in such infringement action as a party, at the request of the other Party, in the event that the court rules or other laws then applicable shall require the joinder of the Enforcing Party for purposes of prosecuting such infringement action, but shall have no obligation to actively participate or incur expenses beyond the minimum level necessary to appear for the purpose of sustaining jurisdiction.

8.4.3.      Glycoprotein-Related Patent Rights.

8.4.3.a.    Initial Rights.  Subject to any Prior Obligations of the Parties, the Parties, through the JOC, shall make all decisions regarding whether and how to enforce the Glycoprotein Product-Related Patent Rights to protect the

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Glycoprotein Product-Related Patent Rights from infringement by a product competitive with a Glycoprotein Product in the Field in the relevant Territory, and shall designate an Enforcing Party as having the initial right to enforce such Glycoprotein Product-Related Patent Rights to protect such Glycoprotein Product-Related Patent Rights from infringement by a product competitive with a Glycoprotein Product in the Field in the relevant Territory; provided, however, that, in the event of a dispute within the JOC with respect to such decisions which is not resolved within [**] days (inclusive of any escalation pursuant to Sections 5.7(h), 13.1 and 13.2), if such Glycoprotein Product-Related Patent Rights are Joint Collaboration Patent Rights, Sandoz shall be the Enforcing Party; and otherwise the Owning Party shall be the Enforcing Party.

8.4.3.b.    Rights and Duties of the Enforcing Party. Subject to any Prior Obligations of the Parties, the Enforcing Party shall have the initial right, but not the obligation, to institute an infringement action or take other appropriate action that it believes is reasonably required to protect such Glycoprotein Product-Related Patent Rights from infringement by a product competitive with a Product in the Field in the relevant Territory when, from its own knowledge or upon notice from the other Party, the Enforcing Party becomes aware of the reasonable probability that such infringement exists.  With respect to such an infringement, the other Party may at any time join in any infringement action brought by the Enforcing Party and may be represented by counsel of its choice, but control of such action shall remain with the Enforcing Party, subject to the conditions of Sections 8.4.3.c.  The Enforcing Party shall keep the other Party reasonably informed about the enforcement strategy with respect thereto and copy the other Party on all papers exchanged with the opposing party or filed with any court with respect thereto.  The Enforcing Party shall consider in good faith all comments provided by the other Party with respect to any papers exchanged with the opposing party or filed with any court with respect thereto, which comments shall not be unreasonably rejected, should such comments be provided to the Enforcing Party in a timely fashion to permit their consideration and incorporation into such papers to be provided to the opposing party by the Enforcing Party or such filings to be provided to any court by the Enforcing Party, and the Enforcing Party shall further provide to the other Party, to the extent possible and practicable, drafts of such papers to be provided to the opposing party by the Enforcing Party or such filings to be provided to any court by the Enforcing Party, and the Enforcing Party shall consider in good faith the comments of the other Party thereon, if timely provided.  The Enforcing Party nonetheless shall have the ultimate authority and discretion to take any action that is necessary to enforce said Patent Rights, without consultation with the other Party, if either the other Party has failed to provide its comments and counsel in a timely fashion, or if it is not possible and practicable to consult with the other Party before any such papers must be exchanged or filings must be made.  The other Party shall join in any infringement action as a party at the Enforcing Party’s request in the event that an adverse party asserts, the court rules or other laws then applicable provide or the Enforcing Party determines in good faith, that a court lacks jurisdiction based on the other Party’s absence as a party in such suit.

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8.4.3.c.    Step-In Rights. Subject to any Prior Obligations of the Parties, in the event that the Enforcing Party shall not, within [**] months of written notice from the other Party or otherwise becoming aware of a suspected infringement of such Glycoprotein Product-Related Patent Rights by a Third Party making, using, selling, offering to sell or importing a product competitive with a Product in the Field in the relevant Territory, commence and vigorously pursue an action to enjoin such infringement, such other Party shall be entitled, at its expense (subject to Section 4.1.3, and provided that with respect to any Glycoprotein Product-Related Patent Rights which are Joint Collaboration Patent Rights, such costs shall be borne equally by the Parties, , except as provided in Section 4.1.3), to commence the action in its name.  The Enforcing Party shall join in such infringement action as a party, at the request of the other Party, in the event that the court rules or other laws then applicable shall require the joinder of the Enforcing Party for purposes of prosecuting such infringement action, but shall have no obligation to actively participate or incur expenses beyond the minimum level necessary to appear for the purpose of sustaining jurisdiction.

8.4.4.      Recoveries.  Subject to any Prior Obligations of the Parties, any recovery obtained by a Party(ies) as a result of any proceeding described in this Section 8.4 or from any counterclaim or similar claim asserted in a proceeding described in Sections 8.5 or 8.6, by settlement or otherwise, shall be applied as follows:

8.4.4.a.    First, to reimburse each Party for all litigation costs in connection with such proceeding paid by that Party (on a pro rata basis, determined in accordance with the relevant Momenta Profit Percentage, based on each Party’s respective litigation costs, to the extent the recovery was less than all such litigation costs); and

8.4.4.b.    Second, the remainder of the recovery shall be shared so that Momenta receives the applicable Momenta Profit Percentage thereof.

8.4.5.       Cooperation; Settlements.  In the event that any Party takes action pursuant to this Section 8.4, the other Party shall cooperate with the Party so acting to the extent reasonably possible, including the joining of suit as required by this Agreement or as otherwise desirable.  No Party participating in such suit shall settle or compromise any claim or proceeding relating to the other Party’s Patent Rights or Know-How without obtaining the prior written consent of such other Party, such consent not to be unreasonably withheld, it being understood that the consent of a Third Party Licensor of such other Party, or of the relevant Sandoz Affiliate in accordance with the Existing US Lovenox Agreement, may also be required in order to settle or compromise any claim or proceeding relating to such Party’s Patent Rights or Know-How.

8.4.6.       Costs.  Except for Product-Specific Patent Rights, the costs for which shall be borne in accordance with Section 4.1.3, and except as stated otherwise in Sections 8.4.1.b or 8.4.3.c, out-of-pocket costs incurred in connection with any litigation or proceedings pursuant to this Section 8.4 shall be borne by the Parties as follows:  (a) with respect to the Joint Collaboration Patent Rights, such costs shall be borne equally by the

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Parties; (b) with respect to Momenta Patent Rights and Momenta Collaboration Patent Rights, such costs shall be borne solely by Momenta; and (c) with respect to Sandoz Patent Rights and Sandoz Collaboration Patent Rights, such costs shall be borne solely by Sandoz.

8.5.          Claimed Infringement.  In the event that a Party becomes aware that the development, manufacture, use, sale, offer to sell or importation of a Product infringes, or is likely to or is alleged to infringe, the Patent Rights or Know-How of any Third Party, such Party shall promptly notify the other Party in writing, and, with respect to activities undertaken pursuant to this Agreement, the Parties shall cooperate and shall mutually agree, through the JOC, upon an appropriate course of action and shall act in accordance with such JOC-approved course of action; provided, however, that, to the extent that any action would involve the enforcement of a Party’s Patent Rights or the defense of an Invalidity Claim with respect to a Party’s Patent Rights, the general concepts of Section 8.4 shall apply to the enforcement of such Party’s Patent Rights or the defense of such Invalidity Claim (i.e., the Owning Party shall have the initial right, and the Non-Owning Party shall have a step-in right, to enforce or defend in the relevant Territory to the extent provided in Section 8.4.1, subject to any Prior Obligations of the Parties, other than Joint Collaboration IP, Collaboration Product-Specific Patent Rights and Glycoprotein Product-Related Patent Rights, for which decisions shall be made as provided in Sections 8.4.2, 8.4.2 and 8.4.3, respectively).  Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions, or any alleged infringement or misappropriation of Momenta IP, Sandoz IP, Joint Collaboration IP or the Patent Rights or Know-How of any Third Party.  Such notices shall be provided promptly, but in no event later than [**] days following receipt thereof.

8.6.          Patent Invalidity Claim.  Subject to any Prior Obligations of the Parties, if a Third Party at any time asserts a claim that any Momenta IP, Sandoz IP or Joint Collaboration IP is invalid or otherwise unenforceable (an “Invalidity Claim”), whether as a defense in an infringement action brought by a Party pursuant to Section 8.4 or in an action brought against a Party under Section 8.5, the general concepts of Section 8.4 shall apply to such Invalidity Claim (i.e., the Owning Party shall have the initial right, and the Non-Owning Party shall have a step-in right, to defend such Invalidity Claim in the relevant Territory to the extent provided in Section 8.4.1, in the case of claims regarding the Owning Party’s IP (other than any Joint Collaboration IP, Collaboration Product-Specific Patent Rights and Glycoprotein Product-Related Patent Rights, which are provided for in Sections 8.4.2, 8.4.2 and 8.4.3, respectively), subject to any Prior Obligations of the Parties).  No Party shall settle or compromise any Invalidity Claim without obtaining the prior written consent of the other Party, such consent not to be unreasonably withheld, it being understood that the consent of a Third Party Licensor of a Party, or the relevant Sandoz Affiliate pursuant to the Existing US Lovenox Agreement, may also be required in order to settle or compromise such Invalidity Claim.

8.7.          Obligations to Licensors.  Notwithstanding anything to the contrary in this Article 8, the terms of this Article 8 are subject to and limited by the provisions of any applicable agreement with Third Party Licensors, including, as applicable, the MIT Agreement, and the limitations imposed by the Existing US Lovenox Agreement. Neither Party shall amend any such Third Party license agreement existing as of the Effective Date (including, without limitation, the MIT Agreement) in a manner that would be inconsistent with the terms of this Agreement, nor

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

enter into any agreement after the Effective Date that would be inconsistent with the terms of this Agreement.

8.8.          Patent Marking.  Sandoz shall, and shall cause its Affiliates and distributors, to (a) mark each Product that is manufactured, offered for sale, sold or imported under this Agreement with the number of each issued patent under Momenta IP, Sandoz IP or Joint Collaboration IP that applies to such Product and (b) comply with the patent marking statutes in each country in which such Product is manufactured by or on behalf of Sandoz or its Affiliates.

9.        WARRANTIES

9.1.          Representations and Warranties of the Parties.  Except [**], each of Momenta, on the one hand, and Sandoz, on the other hand, (the “Representing Party”) represents and warrants, or covenants, to Sandoz and Momenta, respectively, as of the Effective Date that:

9.1.1.       The Representing Party is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation or foreign jurisdiction;

9.1.2.       The Representing Party has the requisite corporate power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder.  The execution and delivery of this Agreement and the performance by the Representing Party of its obligations hereunder have been authorized by all requisite corporate action on its part.  This Agreement has been validly executed and delivered by the Representing Party, and, assuming that such document has been duly authorized, executed and delivered by the other Party, constitutes a valid and binding obligation of the Representing Party, enforceable against such Party in accordance with its terms;

9.1.3.       Except as otherwise set forth in this Agreement or the Stock Purchase Agreement, no material filing with, and no material permit, authorization, consent or approval of, any governmental authority is necessary for the consummation by the Representing Party of the transactions contemplated by this Agreement, except for those filings, permits, authorizations, consents or approvals, the failure of which to be made or obtained would not materially impair such Party’s ability to consummate the transactions contemplated hereby or materially delay the consummation of the transactions contemplated hereby;

9.1.4.       The execution and delivery of this Agreement by the Representing Party and the performance by such Party of its obligations hereunder, will not (a) violate the certificate of incorporation, by-laws or other organizational document of such Party; (b) conflict in any material respect with or result in a material violation or breach of, or constitute a material default under, any material contract, agreement or instrument to which such Party is bound, or result in the creation or imposition of any material lien upon the Products; or (c) violate or conflict in any material respect with any material law, rule, regulation, judgment, order or decree of any court or governmental authority applicable to such Party or the Products;

9.1.5.       The Representing Party has the full power and right to grant to the relevant Party the license rights set forth in Article 2 and Section 11.7, free of any liens or

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

encumbrances (other than the rights of any Third Party Licensors therein and subject to Section 2.5);

9.1.6.       Excepting the pending case [**] to the extent it might concern the practice of the Momenta IP and/or the Sandoz IP with respect to a Product, the Representing Party has not, as of the Effective Date, received any notice from any Third Party that the practice of the Momenta IP with respect to a Product, if the Representing Party is Momenta, or the practice of the Sandoz IP with respect to a Product, if the Representing Party is Sandoz, infringes any patent or other proprietary rights of any Third Party, and the Representing Party has, as of the Effective Date, no knowledge that any Third Party patent or proprietary rights are infringed as of the Effective Date by the practice by Momenta of the Momenta IP with respect to a Product, if the Representing Party is Momenta, or by the practice by Sandoz of the Sandoz IP with respect to a Product, if the Representing Party is Sandoz;

9.1.7.       To the Representing Party’s knowledge, as of the Effective Date, there are no interferences or oppositions pending before any court or administrative office or agency relating to the Momenta IP, if the Representing Party is Momenta, or Sandoz IP, if the Representing Party is Sandoz;

9.1.8.       Excepting the pending case [**] to the extent it might concern the Momenta IP and/or the Sandoz IP, to the Representing Party’s knowledge, as of the Effective Date, all issued patents in the Momenta IP, if the Representing Party is Momenta, or Sandoz IP, if the Representing Party is Sandoz, are valid and enforceable and have not been challenged in any judicial or administrative proceeding; and

9.1.9.       There is no action or proceeding pending or, insofar as the Representing Party knows as of the Effective Date, threatened against the Representing Party before any court, administrative agency or other tribunal that might have a material adverse effect on the Representing Party’s performance of this Agreement.

9.2.          No Reliance by Third Parties.  The representations, warranties and covenants of a Party set forth in this Agreement are intended for the sole and exclusive benefit of the other Party and the Indemnified Parties, and may not be relied upon by any Third Party other than the Indemnified Parties, and may only be relied on by the Indemnified Parties for purposes of their indemnity hereunder.

9.3.          No Other Warranties.  Nothing in this Agreement shall be construed as a representation made or warranty given by any Party that (a) any patents will issue based on pending patent applications, (b) any pending patent applications or patents issued thereon will be valid, or (c) no Third Party will bring a claim against Sandoz, Momenta or any of their Affiliates or licensees claiming infringement or misappropriation of such Third Party’s Patent Rights, Know-How or confidential information.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS, WAIVES, RELEASES AND RENOUNCES ANY WARRANTY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

10.                               CONFIDENTIALITY

10.1.        Prior Confidentiality Agreements.  Momenta and Affiliates of Sandoz are parties to the Prior Confidentiality Agreements.  The following shall be considered Confidential Information hereunder, subject to the exceptions in Section 1.21:  (a) all Confidential Information (as that term is defined in the Biochemie CDA) relating to the Products disclosed pursuant to the Biochemie CDA, (b) all Proprietary Information (as that term is defined in the Geneva CDA), relating to the Products disclosed pursuant to the Geneva CDA, and (c) the Position Statements (as that term is defined in one or more of the Community of Interest Letters and Agreements) and other information deemed confidential pursuant to the Community of Interest Letters and Agreements, which, notwithstanding anything to the contrary herein, shall also remain subject to the provisions of (y) Section 3 of the particular Community of Interest Letters and Agreements dated [**] and (z) the particular Community of Interest Letter and Agreement dated [**].  The terms of this Agreement shall be deemed to be Confidential Information of each Party, subject to the exceptions in Section 1.21, for purposes of this Agreement.

10.2.        Confidential Information.  Each of Sandoz and Momenta (the “Receiving Party”) shall keep strictly confidential any Confidential Information disclosed by any other Party (the “Disclosing Party”), using at least the same degree of care that it uses to protect its own confidential or proprietary information but in no event less than reasonable care.

10.3.        Nondisclosure of Confidential Information.  The Receiving Party shall use the Disclosing Party’s Confidential Information solely for the purposes of this Agreement and the transactions contemplated hereby and shall not disclose or disseminate any such Confidential Information to any Person at any time, except for disclosure to those of its Affiliates, directors, officers, employees, consultants, accountants, attorneys, advisers and agents that have a need to know such information to permit the Receiving Party to exercise its rights or fulfill its obligations pursuant to this Agreement, provided that such Persons are bound to maintain the confidentiality of such Confidential Information to the same extent as if they were parties hereto.

10.4.        Exceptions.  The foregoing confidentiality and nondisclosure obligations are subject to the following exceptions:

10.4.1.     The Receiving Party may disclose the Disclosing Party’s Confidential Information that is required to be publicly disclosed by law, regulation or legal process (including, without limitation, the rules or regulations of the United States Securities and Exchange Commission or similar regulatory agency in a country other than the United States, or the rules or regulations of any stock exchange (including, without limitation, Nasdaq)); provided, however, that the Receiving Party shall (a) use Commercially Reasonable efforts to ensure that it discloses the minimum amount of the Disclosing Party’s Confidential Information necessary to comply with law, (b) where possible, seek confidential treatment for any such information which is disclosed to a governmental agency or group, and (c) provide the Disclosing Party with prior notice of such disclosure (to the extent permissible).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

10.4.2.     Pursuant to an agreement or professional responsibility to maintain confidentiality, any Party may discuss the terms of this Agreement with, or provide a copy of this Agreement to, its independent public accountants or its attorneys.

10.4.3.     Pursuant to an agreement to maintain confidentiality, Momenta may provide a copy of this Agreement or relevant portions thereof, to MIT and any other Third Party Licensor, if and to the extent required pursuant to the relevant license agreement with respect to Momenta IP.

10.4.4.     Any other disclosure of the terms of this Agreement (including, without limitation, any public announcements, press releases, discussions, interviews or similar publicity with respect to this Agreement) by Momenta or Sandoz must be approved in advance in writing by Sandoz or Momenta, respectively, as to form and content of such disclosure; provided, however, that the contents of any public announcement, press release or similar publicity which has been reviewed and approved by the reviewing Party can be re-released by either Party in any form without a requirement for re-approval.

10.5.        Identification.  In any disclosure by Sandoz permitted hereunder which refers to Momenta IP or the Joint Collaboration IP, Sandoz shall identify Momenta as the inventor, co-inventor, originator, owner, co-owner and/or licensee, as appropriate, of such Momenta IP or Joint Collaboration IP.  In any disclosure by Momenta permitted hereunder which refers to Sandoz IP or Joint Collaboration IP, Momenta shall identify Sandoz as the inventor, co-inventor, originator, owner, co-owner and/or licensee, as appropriate, of such Sandoz IP or Joint Collaboration IP.

10.6.        Equitable Relief.  The Receiving Party agrees that any breach of this Article 10 may cause the Disclosing Party substantial and irreparable injury and, therefore, in the event of any such breach, in addition to other remedies that may be available, the Disclosing Party shall have the right to specific performance and other injunctive and equitable relief.

10.7.        Survival.  The confidentiality and nondisclosure obligations of this Article 10 shall survive the expiration or termination of this Agreement and remain in effect for a period of ten (10) years following the expiration or termination of this Agreement.  For the sake of clarity, if any item of “Confidential Information” (as defined in the Existing US Lovenox Agreement) is also considered Confidential Information hereunder, then, to the extent that any provision of Article 10 of the Existing US Lovenox Agreement conflicts with any provision of Article 10 in this Agreement, then such provision in this Article 10 shall control and, for the sake of clarity, such Confidential Information shall be protected for the longer of ten (10) years following the expiration or termination of this Agreement or of the Existing US Lovenox Agreement.

11.                               TERM & TERMINATION

11.1.        Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date and continue throughout the Development and Commercialization of the Products until the last sale of the Products by Sandoz, its Affiliates or distributors, or sublicensees approved by the

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Parties, anywhere in the relevant Territory, unless earlier terminated by either Party pursuant to the provisions of this Agreement.

11.2.       Termination For Cause.

11.2.1.     Either Party may terminate this Agreement, in whole or, in its discretion, solely with respect to the relevant Product if the relevant breach relates to such Product, upon ninety (90) days’ prior written notice to the other Party upon any material breach of this Agreement by such other Party; provided that such termination shall become effective only if such other Party fails to cure such breach within [**] days after receiving such notice.  If Sandoz shall terminate a Glycoprotein Product pursuant to this Section 11.2.1, Sandoz may specify in the notice of termination that it chooses to retain the licenses granted to Sandoz under Article 2 with respect to the terminated Glycoprotein Product.

11.2.2.     To the extent permitted under applicable law, either Party may terminate this Agreement effective immediately with written notice if the other Party shall file for bankruptcy, shall be adjudicated bankrupt, shall file a petition under insolvency laws, shall be dissolved or shall have a receiver appointed for substantially all of its property.

11.3.        Need for Clinical Trials for Collaboration Products.  Each Party may terminate this Agreement with respect to the Collaboration Products, on a Product-by-Product and Region-by-Region basis, upon ninety (90) days’ prior written notice to the other Party provided to such other Party within sixty (60) days after (a) receipt of written correspondence from the applicable Regulatory Authority with respect to such Region specifying that such Product will not receive Marketing Approval in such Region without conducting clinical studies (other than bioequivalence studies) or (b) the reasonable determination by the JSC that clinical studies (other than bioequivalence studies) will be required in order for such Product to receive Marketing Approval in such Region; provided, however, that such Party may terminate this Agreement with respect to all Regions for the Copaxone-Referenced Product if the relevant Region for which such correspondence is received or for which the JSC makes such determination is the U.S. Territory.  If one Party provides notice to the other Party of a termination pursuant to this Section 11.3, the other Party shall have thirty (30) days thereafter to provide equivalent notice of termination for such reason to the first Party, in which case the Parties will be considered to have jointly terminated such Product with respect to the relevant Region(s).

11.4.        Sandoz Termination of Glycoprotein Products.  With respect to each Glycoprotein Product, Sandoz may terminate this Agreement with respect to such Glycoprotein Product:

11.4.1.     for convenience upon ninety (90) days’ prior written notice to Momenta, which notice may be provided to Momenta no sooner than fifteen (15) months, and no later than (21) months, after the MOU Effective Date, so that such termination is effective between eighteen (18) and twenty-four (24) months after the MOU Effective Date;

11.4.2.     if, in the reasonable determination of the Parties, as documented in writing, the Momenta IP does not and will not materially contribute to the achievement of

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Marketing Approval or Full-Substitutability for such Glycoprotein Product in the relevant Territory; provided, however, that once any Momenta IP is used in a regulatory filing for such Glycoprotein Product that has been filed by Sandoz, its Affiliates or sublicensees with a Regulatory Authority in the relevant Territory, the termination right pursuant to this Section 11.4.2 shall automatically expire;

11.4.3.     upon ninety (90) days’ prior written notice to Momenta if the Regulatory Authority for the relevant Territory states in writing that the Momenta IP did not contribute to the Marketing Approval of such Glycoprotein Product;

11.4.4.     on ninety (90) days’ prior written notice to Momenta upon Sandoz’s decision to permanently cease development and commercialization of such Glycoprotein Product and of the relevant Related Products; or

11.4.5.     on ninety (90) days’ prior written notice to Momenta if, following a Change in Control of Momenta, there occurs the continuous neglect by Momenta of its material obligations under the Annual Collaboration Plan with respect to such Glycoprotein Product which has a material adverse effect on the development and/or commercialization of such Glycoprotein Product.  If Sandoz shall terminate a Glycoprotein Product pursuant to this Section 11.4.5, Sandoz may specify in the notice of termination that it chooses to retain the licenses granted to Sandoz under Article 2 with respect to the terminated Glycoprotein Product.

11.5.        Momenta Termination of Glycoprotein Products.  With respect to each Glycoprotein Product, Momenta may terminate this Agreement with respect to such Glycoprotein Product on ninety (90) days’ prior written notice to Sandoz if, following a Change in Control of Sandoz, there occurs the continuous neglect by Sandoz of its material obligations under the Annual Collaboration Plan with respect to such Glycoprotein Product which has a material adverse effect on the development and/or commercialization of such Glycoprotein Product.  If Momenta shall terminate a Glycoprotein Product pursuant to this Section 11.5, Momenta may specify in the notice of termination that it chooses to retain the licenses granted to Momenta under Article 2 with respect to the terminated Glycoprotein Product.

11.6.        Interpretation.  In the event that this Agreement has been terminated with respect to all Products, this Agreement shall terminate in its entirety (subject to Sections 11.7 and 11.8).  For the sake of clarity, in the event that this Agreement is terminated in its entirety, all Products shall be considered terminated Products for purposes of Section 11.7.

11.7.       Effects of Termination.

11.7.1.     With respect to the Collaboration Products, if this Agreement is terminated (in its entirety or with respect to a Collaboration Product, as applicable), except as provided in Section 11.7.2,

11.7.1.a.  all licenses granted by Momenta to Sandoz with respect to such terminated Product(s) (limited to the relevant Region, with respect to a termination pursuant to Section 11.3 for the Copaxone-Referenced Product in less than all Regions) shall terminate;

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

11.7.1.b.  all licenses granted by Sandoz to Momenta under Article 2 with respect to such terminated Product(s) (in such Region, if applicable) shall remain in effect on an irrevocable, perpetual and sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) basis, and Sandoz hereby grants to Momenta an irrevocable, perpetual, exclusive, royalty-free, sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) license, under Sandoz IP and under Sandoz’s rights in the Joint Collaboration IP, to sell, offer to sell and otherwise Commercialize such terminated Product(s) in the relevant Territory (or in such Region, if applicable) in the Field (which license Momenta shall not exercise until such termination of this Agreement);

11.7.1.c.  Sandoz shall cease to use and shall assign to Momenta all of its right, title and interest in and to all clinical, technical and other related reports, records, data, information and materials and all regulatory filings and Marketing Approvals relating to such terminated Product(s) in the Field in the relevant Territory (or such Region, as applicable) (and Sandoz shall deliver to Momenta, at Sandoz’s expense, one (1) copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination);

11.7.1.d.  Sandoz shall cease to use in the Field any technology arising out of the Collaborative Program, including, without limitation, any manufacturing processes, to develop, manufacture or commercialize such terminated Product(s);

11.7.1.e.  Sandoz shall promptly return to Momenta all materials and records in its possession or control containing Confidential Information of Momenta which solely relates to such terminated Product(s) (or such Product(s) only with respect to the terminated Regions, if applicable);

11.7.1.f.   Sandoz shall transfer and assign to Momenta all trademarks and tradenames of such terminated Product(s) that have received Marketing Approval in the relevant Territory (or Region, as applicable) in the Field, except for any such trademarks or tradenames or a part thereof that use the name “Sandoz” or a derivative thereof or any other trademark or tradename or part or derivative thereof that is the name or derivative of a name of any Sandoz Affiliate;

11.7.1.g.  if so requested by Momenta, Sandoz shall, at Sandoz’s expense, take reasonable steps to assist Momenta in establishing a contract manufacturing relationship with its suppliers (if any) of such terminated Product(s), it being understood that Sandoz in no way guarantees the ability to transfer any such relationship to Momenta;

11.7.1.h.  at Momenta’s request, Sandoz shall sell to Momenta at the Cost of Goods Sold all units, whether in finished product or work-in-process

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

form, in its inventory of such terminated Product(s) for sale in or into the relevant Territory (or Region, as applicable);

11.7.1.i.   subject to any Prior Obligations of Sandoz, Sandoz shall continue to use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain, at its expense, Sandoz Patent Rights and Sandoz Collaboration Patent Rights in the Field in the relevant Territory (or Region, if applicable) to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the Territory (or Region, if applicable); provided, however, that if Sandoz declines to file, prosecute or maintain any such Patent Right or if Sandoz elects to allow any such Patent Right to lapse or elects to abandon any such Patent Right before all appeals within the respective patent office have been exhausted, then, subject to any Prior Obligations of Sandoz, (1) Momenta shall have the right, at its own expense and upon written notice to Sandoz, to assume control of the filing, prosecution and maintenance of such Patent Right in Sandoz’s name or the name of its Third Party Licensor, as applicable, in which event, Sandoz shall provide assistance (including the execution of all necessary documents and instruments) to and cooperate with Momenta in prosecuting the subject Patent Right, should Momenta elect to prosecute and maintain the subject Patent Right, and (2) Sandoz shall provide Momenta with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Right or its election to allow any such Patent Right to lapse or its election to abandon any such Patent Right so as to permit Momenta (A) to review the patent or application, (B) to decide whether to prosecute or maintain the same, and (C) to take appropriate action to prosecute or maintain the patent application or patent;

11.7.1.j.   the provisions of Sections 8.4, 8.5 and 8.6 (except that Momenta, rather than the JOC, shall determine the appropriate course of action, subject to Sandoz’ rights in accordance with the general concepts of Section 8.4), and Section 8.7 shall continue to apply with respect to Sandoz Patent Rights and Sandoz Collaboration Patent Rights in the Field in the relevant Territory (or Region, if applicable), to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory (or Region, if applicable).

The post-termination license rights granted to Momenta in Section 11.7.1(b) shall apply only as to any Sandoz IP and Joint Collaboration IP existing as of the date of such termination of this Agreement that (i) has actually been used in the Collaborative Program with respect to such terminated Product(s) prior to the date of such termination of this Agreement or (ii) is otherwise necessary or reasonably useful for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory (or Region, if applicable), and shall expressly exclude any other Sandoz IP and any other Joint Collaboration IP.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

11.7.2.     With respect to the Collaboration Products, in the event of termination of this Agreement (in its entirety or with respect to a Collaboration Product, as applicable) by Sandoz pursuant to Section 11.2 or solely by Momenta pursuant to Section 11.3,

11.7.2.a.  all licenses granted by Sandoz to Momenta with respect to such terminated Product(s) (limited to the relevant Region, with respect to a termination pursuant to Section 11.3 for the Copaxone-Referenced Product in less than all Regions) shall terminate;

11.7.2.b.  all licenses granted by Momenta to Sandoz under Article 2 with respect to such terminated Product(s) (in such Region, if applicable) shall remain in effect on an irrevocable, perpetual and sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) basis;

11.7.2.c.  Momenta shall cease to use and shall assign to Sandoz all of its right, title and interest in and to all clinical, technical and other related reports, records, data, information and materials and all regulatory filings and Marketing Approvals relating to such terminated Product(s) in the Field in the relevant Territory (or Region, if applicable) (and Momenta shall deliver to Sandoz, at Momenta’s expense, one (1) copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination);

11.7.2.d.  Momenta shall promptly return to Sandoz all materials and records in Momenta’s possession or control containing Confidential Information of Sandoz which solely relates to such terminated Product(s) (or such Product(s) only with respect to the terminated Regions, if applicable);

11.7.2.e.  Momenta shall transfer and assign to Sandoz all trademarks and tradenames of such terminated Product(s) that have received Marketing Approval in the relevant Territory (or Region, if applicable) in the Field, except for any such trademarks or tradenames or a part thereof that use the name “Momenta” or a derivative thereof or any other trademark or tradename or part or derivative thereof that is the name or derivative of a name of any Momenta Affiliate;

11.7.2.f.   subject to any Prior Obligations of Momenta, Momenta shall continue to use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain, at its expense, Momenta Patent Rights and Momenta Collaboration Patent Rights in the Field in the relevant Territory (or Region, if applicable) to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the Territory (or Region, if applicable); provided, however, that if Momenta declines to file, prosecute or maintain any such Patent Right or if Momenta elects to allow any such Patent Right to lapse or elects to abandon any such Patent Right before all appeals within the respective patent office have been exhausted, then, subject to any Prior Obligations of Momenta, (1) Sandoz shall have the right, at its own expense and upon written notice to Momenta, to assume control of the filing,

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

prosecution and maintenance of such Patent Right in Momenta’s name or the name of its Third Party Licensor, as applicable, in which event, Momenta shall provide assistance (including the execution of all necessary documents and instruments) to and cooperate with Sandoz in prosecuting the subject Patent Right, should Sandoz elect to prosecute and maintain the subject Patent Right, and (2) Momenta shall provide Sandoz with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Right or its election to allow any such Patent Right to lapse or its election to abandon any such Patent Right so as to permit Sandoz (A) to review the patent or application, (B) to decide whether to prosecute or maintain the same, and (C) to take appropriate action to prosecute or maintain the patent application or patent;

11.7.2.g.  the financial and related payment obligations of Sandoz with respect to such terminated Product(s) with respect to such Territory (or Region, if applicable) set forth in Article 4, each as applicable, shall remain in effect, except that, (i) if such termination was due to Momenta’s breach of the exclusive rights and licenses granted, or the exclusivity obligations owed, to Sandoz pursuant to Sections 2.1 and 2.3, then the relevant payment obligations shall terminate as of the date of such termination, and (ii) if such termination is by Momenta alone pursuant to Section 11.3, Sandoz may offset from the Profit Interest due to Momenta with respect to such terminated Product one hundred fifty percent (150%) of the actual costs of clinical studies (other than bioequivalence studies) with respect to such terminated Product for such Territory (or Region, if applicable), which would otherwise have been borne by Momenta pursuant to Section 4.1.1 had this Agreement not be so terminated with respect to such Product for such Region(s);

11.7.2.h.  the patent marking obligations set forth in Section 8.8, and the insurance obligations of Section 12.6 shall remain in effect;

11.7.2.i.   for as long as Sandoz is marketing such terminated Product(s) and abiding by its financial obligations to Momenta pursuant to Section 11.7.2(g), Momenta shall not provide any Patent Rights, Know-How or any other assistance to any Third Party to Characterize, develop, produce, manufacture or Commercialize the relevant Reference-Equivalent Product(s) in the Field in the relevant Territory (or Region, if applicable); and

11.7.2.j.   the provisions of Sections 8.4, 8.5 and 8.6 (except that Sandoz, rather than the JOC, shall determine the appropriate course of action, subject to Momenta’s rights in accordance with the general concepts of Section 8.4), and Section 8.7 shall continue to apply with respect to Momenta Patent Rights and Momenta Collaboration Patent Rights in the Field in the relevant Territory (or Region, as applicable), to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory (or Region, if applicable).

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

The post-termination license rights granted to Sandoz in Section 11.7.2(b) shall apply only as to any Momenta IP and Joint Collaboration IP existing as of the date of such termination of this Agreement that (i) has actually been used in the Collaborative Program with respect to such terminated Product(s) prior to the date of such termination of this Agreement, or (ii) is otherwise necessary or reasonably useful for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory (or Region, if applicable), and shall expressly exclude any other Momenta IP and any other Joint Collaboration IP.

11.7.3.     With respect to the Glycoprotein Products, in the event of termination of this Agreement (in its entirety or with respect to a Glycoprotein Product, as applicable), except as provided in Section 11.7.4,

11.7.3.a.      all licenses granted by Sandoz to Momenta with respect to such terminated Product(s) shall terminate;

11.7.3.b.     all licenses granted by Momenta to Sandoz under Article 2 with respect to such terminated Product(s) shall terminate; provided, however, that, if such termination is by Sandoz pursuant to Section 11.2 or 11.4.5 and if, in its notice of termination pursuant to such Section 11.2 or 11.4.5, Sandoz elected to retain the Momenta license, then such licenses shall remain in effect on an irrevocable, perpetual and sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) basis;

11.7.3.c.      Momenta shall cease to use and shall assign to Sandoz all of its right, title and interest in and to all clinical, technical and other related reports, records, data, information and materials and all regulatory filings and Marketing Approvals relating to such terminated Product(s) in the Field in the relevant Territory (and Momenta shall deliver to Sandoz, at Momenta’s expense, one (1) copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination);

11.7.3.d.     Momenta shall promptly return to Sandoz all materials and records in its possession or control containing Confidential Information of Sandoz which solely relates to such terminated Product(s);

11.7.3.e.      Momenta shall transfer and assign to Sandoz all trademarks and tradenames of such terminated Product(s) that have received Marketing Approval in the relevant Territory in the Field, except for any such trademarks or tradenames or a part thereof that use the name “Momenta” or a derivative thereof or any other trademark or tradename or part or derivative thereof that is the name or derivative of a name of any Momenta Affiliate;

11.7.3.f.      to the extent that Sandoz retained Momenta licenses pursuant to Section 11.7.3(b), subject to any Prior Obligations of Momenta, Momenta shall continue to use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain, at its expense, Momenta Patent Rights and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Momenta Collaboration Patent Rights in the Field in the relevant Territory to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the Territory; provided, however, that if Momenta declines to file, prosecute or maintain any such Patent Right or if Momenta elects to allow any such Patent Right to lapse or elects to abandon any such Patent Right before all appeals within the respective patent office have been exhausted, then, subject to any Prior Obligations of Momenta, (1) Sandoz shall have the right, at its own expense and upon written notice to Momenta, to assume control of the filing, prosecution and maintenance of such Patent Right in Momenta’s name or the name of its Third Party Licensor, as applicable, in which event, Momenta shall provide assistance (including the execution of all necessary documents and instruments) to and cooperate with Sandoz in prosecuting the subject Patent Right, should Sandoz elect to prosecute and maintain the subject Patent Right, and (2) Momenta shall provide Sandoz with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Right or its election to allow any such Patent Right to lapse or its election to abandon any such Patent Right so as to permit Sandoz (A) to review the patent or application, (B) to decide whether to prosecute or maintain the same, and (C) to take appropriate action to prosecute or maintain the patent application or patent;

11.7.3.g.     the patent marking obligations set forth in Section 8.8, and the insurance obligations of Section 12.6 shall remain in effect;

11.7.3.h.     the provisions of Sections 8.4, 8.5 and 8.6 (except that Sandoz, rather than the JOC, shall determine the appropriate course of action, subject to Momenta’s rights in accordance with the general concepts of Section 8.4), and Section 8.7 shall continue to apply with respect to Momenta Patent Rights and Momenta Collaboration Patent Rights in the Field in the relevant Territory, to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory;

11.7.3.i.       if this Agreement was terminated pursuant to Section 11.4.4, Sandoz shall no longer, and shall ensure that its Affiliates will no longer, develop or commercialize such terminated Product(s) or the relevant Related Product anywhere in the world, alone or with or through Third Parties; and

11.7.3.j.       except for any payments owed to Momenta as of the relevant date of termination or expiration, Sandoz will not owe any further Profit Interest or milestone payments to Momenta with respect to such terminated Product(s) in the relevant Territory.

The post-termination license rights granted to Sandoz in Section 11.7.3(b) shall apply only as to any Momenta IP that has actually been used in the Collaborative Program prior to the date of termination of this Agreement, and shall expressly exclude any other Momenta IP.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

11.7.4.     With respect to the Glycoprotein Products, in the event of termination of this Agreement with respect to a Glycoprotein Product by Momenta pursuant to Section 11.5,

11.7.4.a.      all licenses granted by Momenta to Sandoz with respect to such terminated Product(s) shall terminate;

11.7.4.b.     all licenses granted by Sandoz to Momenta under Article 2 with respect to such terminated Product(s) shall terminate; provided, however, that, if, in its notice of termination pursuant to Section 11.5, Momenta elected to retain the Sandoz license, then such licenses shall remain in effect on an irrevocable, perpetual and sublicenseable (provided that such sublicensees comply with the relevant provisions of this Agreement) basis;

11.7.4.c.      Sandoz shall cease to use and shall assign to Momenta all of its right, title and interest in and to all clinical, technical and other related reports, records, data, information and materials and all regulatory filings and Marketing Approvals relating to such terminated Product(s) in the Field in the relevant Territory (and Sandoz shall deliver to Momenta, at Sandoz’ expense, one (1) copy of each physical embodiment of the aforementioned items within thirty (30) days after such termination);

11.7.4.d.     Sandoz shall promptly return to Momenta all materials and records in its possession or control containing Confidential Information of Momenta which solely relates to such terminated Product(s);

11.7.4.e.      Sandoz shall transfer and assign to Momenta all trademarks and tradenames of such terminated Product(s) that have received Marketing Approval in the relevant Territory in the Field, except for any such trademarks or tradenames or a part thereof that use the name “Sandoz” or a derivative thereof or any other trademark or tradename or part or derivative thereof that is the name or derivative of a name of any Sandoz Affiliate;

11.7.4.f.      to the extent that Momenta retained Sandoz licenses pursuant to Section 11.7.4(b), subject to any Prior Obligations of Sandoz, Sandoz shall continue to use Commercially Reasonable efforts to timely prepare, file, prosecute and maintain, at its expense, Sandoz Patent Rights and Sandoz Collaboration Patent Rights in the Field in the relevant Territory to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the Territory; provided, however, that if Sandoz declines to file, prosecute or maintain any such Patent Right or if Sandoz elects to allow any such Patent Right to lapse or elects to abandon any such Patent Right before all appeals within the respective patent office have been exhausted, then, subject to any Prior Obligations of Sandoz, (1) Momenta shall have the right, at its own expense and upon written notice to Sandoz, to assume control of the filing, prosecution and maintenance of such Patent Right in Sandoz’s name or the name of its Third Party Licensor, as applicable, in which event, Sandoz shall

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

provide assistance (including the execution of all necessary documents and instruments) to and cooperate with Momenta in prosecuting the subject Patent Right, should Momenta elect to prosecute and maintain the subject Patent Right, and (2) Sandoz shall provide Momenta with reasonable notice of its decision to decline to file, prosecute or maintain any such Patent Right or its election to allow any such Patent Right to lapse or its election to abandon any such Patent Right so as to permit Momenta (A) to review the patent or application, (B) to decide whether to prosecute or maintain the same, and (C) to take appropriate action to prosecute or maintain the patent application or patent;

11.7.4.g.     the patent marking obligations set forth in Section 8.8, and the insurance obligations of Section 12.6 shall remain in effect;

11.7.4.h.     the provisions of Sections 8.4, 8.5 and 8.6 (except that Momenta, rather than the JOC, shall determine the appropriate course of action, subject to Sandoz’s rights in accordance with the general concepts of Section 8.4), and Section 8.7 shall continue to apply with respect to Sandoz Patent Rights and Sandoz Collaboration Patent Rights in the Field in the relevant Territory, to the extent reasonably necessary for the Development and Commercialization of such terminated Product(s) in the Field in the relevant Territory; and

11.7.4.i.       except for any payments owed to Sandoz as of the relevant date of termination or expiration, Momenta will not owe any other payments to Sandoz with respect to such terminated Product(s) in the relevant Territory.

The post-termination license rights granted to Momenta in Section 11.7.4(b) shall apply only as to any Sandoz IP that has actually been used in the Collaborative Program prior to the date of termination of this Agreement, and shall expressly exclude any other Sandoz IP.

11.8.        Survival.  Upon expiration or termination of this Agreement for any reason, (a) nothing in this Agreement shall be construed to release either Party from any obligations that were incurred prior to the effective date of expiration or termination; (b) the following provisions shall expressly survive any such expiration or termination:  Articles 1, 10 and 14, Article 3 with respect to any then-current Sandoz MFN Projects (to the extent that the Agreement has terminated as a result of a breach by Momenta under Section 11.2), Sections 2.1.2, 2.4, 2.5 (to the extent applicable to the licenses which survive termination), 2.6, 4.4 (as applicable), 8.1.1, 8.1.2, 8.1.3, 8.1.4, 8.2.3 (with respect to all Joint Collaboration Patent Rights, for which all out-of-pocket costs shall be borne equally by the Parties), 9.3, 11.7 (as applicable), 11.8, 11.9, 13.2, 13.3; and (c) (i) the obligations to indemnify under Sections 12.1 and 12.2 (subject to Sections 12.3, 12.4 and, if applicable, 12.5) shall survive the expiration or termination of this Agreement with respect to any Liabilities, whether asserted during or after the Term, that result from activities that occurred before or during the Term (including the determination of the strategy to achieve Legal Clearance), (ii) subject to Section 11.8(c)(i), the obligations of Momenta to indemnify Sandoz Indemnified Parties under Section 12.2 (subject to Sections 12.3 and 12.4) shall survive the expiration or termination of this Agreement with respect to any Liabilities that result from activities that occur after the Term pursuant to Section 11.7.1, (iii) subject to Section 11.8(c)(i),

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

the obligations of Sandoz to indemnify the Momenta Indemnified Parties under Section 12.1 (subject to Sections 12.3, 12.4 and, if applicable, Section 12.5) shall survive the expiration or termination of this Agreement with respect to any Liabilities that result from activities that occur after the Term pursuant to Section 11.7.2 or 11.7.3, and (iv) otherwise there shall be no continuing obligation of the Indemnifying Party to indemnify, defend or hold harmless the Indemnified Party after the date of expiration or termination of this Agreement; and (c) each Party shall promptly return to the other Party all materials and records in its possession or control containing Confidential Information of such other Party, except to the extent necessary to exercise rights under the licenses retained pursuant to Section 11.7.1(b), 11.7.2(b), 11.7.3(b) or 11.7.4(b), as applicable.

11.9.        Non-Exclusive Remedy.  Termination of this Agreement shall be in addition to, and shall not prejudice, the Parties’ remedies at law or in equity, including, without limitation, the Parties’ ability to receive legal damages and/or equitable relief with respect to any breach of this Agreement, regardless of whether or not such breach was the reason for the termination.

12.                               INDEMNIFICATION

12.1.        Sandoz Indemnification of Momenta.  Sandoz shall indemnify, defend and hold harmless the Momenta Indemnified Parties from and against all losses, costs, damages, judgments, settlements, interest, fees or expenses (including all reasonable attorneys’ fees, experts’ or consultants’ fees, expenses and costs) (“Liabilities”) awarded to a Third Party against any Momenta Indemnified Party, or that may be incurred or paid by any Momenta Indemnified Party in the defense or compromise of legal or equitable claims asserted by a Third Party, arising out of or resulting from (a) any breach of any representation, warranty, covenant, obligation or agreement by Sandoz hereunder, (b) any misrepresentation by Sandoz hereunder (including but not limited to any such breach by Sandoz of Article 9 – Warranties), (c) any Patent Litigation, (d) any property damage or personal injury (including, without limitation, death) resulting from the development, use, manufacture, sale, offering for sale or importation of a Product by Sandoz, its Affiliates or their Third Party contractors or distributors or other actual or alleged product liability with respect to such Product, or (e) any claims or demands related to a Product that are commenced by the relevant Innovator or any Third Party against any Momenta Indemnified Party based on the activities of Momenta or Sandoz (including those undertaken by Affiliates or Third Parties on behalf of Momenta or Sandoz) prior to the Effective Date or pursuant to this Agreement; provided, however, that Sandoz shall have no obligation to indemnify the Momenta Indemnified Parties against Liabilities under (a) through (e) to the extent that such Liabilities arise from any Third Party legal or equitable claim that is subject to Momenta’s obligation to indemnify, defend, and hold Sandoz Indemnified Parties harmless under Section 12.2.

12.2.        Momenta Indemnification of Sandoz.  Momenta shall indemnify, defend and hold harmless Sandoz Indemnified Parties from and against all Liabilities awarded to a Third Party against Sandoz Indemnified Parties or that may be incurred or paid by any of Sandoz Indemnified Parties in the defense or compromise of legal or equitable claims asserted by a Third Party, arising out of or resulting from (a) any breach of any representation, warranty, covenant, obligation or agreement by Momenta hereunder, (b) any misrepresentation by Momenta hereunder (including but not limited to any such breach by Momenta of Article 9 – Warranties),

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

or (c) any Final Misappropriation Determination with respect to a claim of misappropriation by any Momenta Indemnified Party of any Third Party trade secret or know-how.

12.3.        Final Misappropriation Determination.  “Final Misappropriation Determination” means, with respect to a Party, actual misappropriation by such Party or its related Indemnified Parties of any Third Party trade secret or know-how; provided that, (a) there has been a final adjudication of liability for misappropriation by a court of competent jurisdiction, or, (b) with respect to misappropriation that has been alleged but not finally adjudicated, there is a settlement with a Third Party which the Parties determine by mutual agreement constitutes an acknowledgement by such Party of actual misappropriation.  If there is a dispute between the Parties as to whether a settlement constitutes such an acknowledgement, nationally-recognized outside counsel not regularly employed by any Party or their Affiliates who is mutually acceptable to the Parties shall be retained to resolve such dispute.  In the event that a Party has, pursuant to the provisions of Section 12.1 or 12.2, incurred Liabilities with respect to an actual or alleged misappropriation by any Indemnified Party related to the other Party of any Third Party trade secret or know-how and a Final Misappropriation Determination occurs, such other Party shall, in addition to indemnifying the Indemnified Parties of such other Party for such Liabilities incurred by them pursuant to Section 12.1 or 12.2(c), as applicable, reimburse such Party for any Liabilities which such Party previously paid to or incurred on behalf of any of the misappropriating Party’s Indemnified Parties that are allocable to the misappropriation claim that gave rise to the Final Misappropriation Determination.

12.4.        Procedure.  If any Momenta Indemnified Party or any Sandoz Indemnified Party (in each case, an “Indemnified Party”) receives any written claim or demand which such Indemnified Party believes is the subject of indemnity hereunder by Sandoz or Momenta as the case may be (in each case, an “Indemnifying Party”), the Indemnified Party shall, as soon as reasonably practicable after forming such belief, give notice thereof to the Indemnifying Party; provided that the failure to give timely notice to the Indemnifying Party as contemplated hereby shall not release the Indemnifying Party from any liability to the Indemnified Party unless the Indemnifying Party demonstrates that the defense of such claim is materially prejudiced by such failure.  The Indemnifying Party shall assume and diligently pursue the defense of such claim, at its cost, with counsel reasonably satisfactory to the Indemnified Party.  The Indemnifying Party shall have absolute control of the conduct of the litigation; provided, however, that

12.4.1.     the Indemnified Party may, nevertheless, participate therein through counsel of its choice and at its cost, and shall be permitted to effectively associate with the Indemnifying Party in the defense, the prosecution and the negotiation of any settlement of the claim or demand;

12.4.2.     the Indemnifying Party shall keep the Indemnified Party informed, through the JSC, of the status of the litigation;

12.4.3.     the Indemnifying Party shall provide the Indemnified Party with a reasonable opportunity to review and comment on all pleadings, motions and other papers exchanged with the opposing party or filed with any court by the Indemnifying Party with respect to such claim or demand (collectively, the “Pleadings”) and the

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Indemnifying Party shall consider in good faith any input provided by the Indemnified Party with respect to the Pleadings; and

12.4.4.     if the suit includes a defense of Momenta IP or the Joint Collaboration IP or an Invalidity Claim with respect to Momenta IP or the Joint Collaboration IP (in the event Momenta is the Indemnified Party), then the Indemnifying Party’s conduct of the litigation with respect to such claim(s) shall be subject to:

12.4.4.a.      the approval of Momenta (solely in relation to Momenta IP or Joint Collaboration IP); and/or

12.4.4.b.     any contractual obligations as of the Effective Date (or thereafter if otherwise agreed by the Parties) to, or restrictions existing as of the Effective Date (or thereafter if otherwise agreed by the Parties) imposed by, the relevant Third Party Licensor or the Existing US Lovenox Agreement.

The Party not assuming the defense of any such claim or demand shall render all reasonable assistance to the Party assuming such defense as requested by such defending Party, and all reasonable out-of-pocket costs of such assistance shall be for the account of the Indemnifying Party.  No such claim or demand shall be settled other than by the Party defending the same, and then only with the consent of the other Party, which shall not be unreasonably withheld; provided that the Indemnified Party shall have no obligation to consent to any settlement of any such claim which imposes on the Indemnified Party any liability or obligation which cannot be assumed and performed in full by the Indemnifying Party or which agrees that any element of any of Momenta IP or Joint Collaboration IP (in the event Momenta is the Indemnified Party) is invalid, not infringed or unenforceable.  The Indemnified Parties shall be third party beneficiaries of this Agreement.

12.5.        Sharing of Legal Expenses.

12.5.1.     Except with respect to a Final Misappropriation Determination, for which the provisions of Section 12.3 shall apply, Momenta shall reimburse Sandoz, via offset from Profit Interest payments due to Momenta pursuant to Section 4.3 with respect to the relevant Collaboration Product, the Momenta Profit Percentage of all Legal Expenses incurred by Sandoz with respect to such Collaboration Product (whether or not a claim was made against Momenta or named Momenta with respect to such Legal Expenses) (other than any Sandoz FTE Costs); provided, however, that if such Collaboration Product is no longer being marketed, then [**] percent ([**]%) of Momenta’s remaining share of such Legal Expenses may be offset against the Profit payments due to Momenta for the other Collaboration Product.

12.5.2.     Under no circumstances shall the Profit Interest payable to Momenta, as a result of this Section 12.5, in any Quarter be reduced to less than [**] percent ([**]%) of the Profit Interest amount otherwise payable to Momenta in such Quarter under this Agreement.  Sandoz may offset any portion of the Legal Expenses not deductible from

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

the Profit Interest payable to Momenta as a result of such limitation against future Profit Interests due to Momenta with respect to such Product (or the other Collaboration Product, to the extent such offset is permitted by the proviso in Section 12.5.1).

12.6.        Insurance.  Sandoz shall be self-insured.  To the extent Momenta is required to obtain the consent or waiver of MIT under the MIT Agreement to permit such self-insurance by Sandoz, Momenta shall use its best efforts to obtain such waiver or consent.  Momenta shall comply with the insurance obligations imposed on Momenta pursuant to the MIT Agreement.

13.                               DISPUTE RESOLUTION

13.1.        First Level Resolution.  Unless otherwise expressly provided for herein, any claim or controversy between Momenta and Sandoz arising out of or relating to the execution, interpretation and performance of this Agreement (including the validity, scope and enforceability of this provision) will be identified in writing and presented to the JSC.  The JSC shall meet within [**] days after delivery of the notice of dispute pursuant to this Section 13.1 and attempt in good faith to resolve the dispute.  If the JSC is unable to decide or resolve such dispute, a notice of dispute shall be submitted to the relevant Executive Officers of the Parties for resolution by good-faith negotiations pursuant to Section 13.2.

13.2.        Negotiation Between Executives.  Within [**] days after delivery of the notice of dispute pursuant to Section 13.1, the Executive Officers shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute in good faith.  All reasonable requests for information made by one Party to another will be honored.  All negotiations pursuant to this clause are confidential and shall be treated as compromise and settlement negotiations for purposes of applicable rules of evidence.  If such Executive Officers cannot resolve such dispute within [**] days after their initial meeting pursuant to this Section 13.2, then each Party reserves its right to pursue any and all remedies available under law or equity with respect to such dispute.

13.3.        Legal Remedies.  Notwithstanding anything to the contrary in this Article 13, either Party may seek immediate injunctive or other interim relief from any court of competent jurisdiction as necessary to enforce and prevent infringement or misappropriation of the patent rights, copyright rights, trademarks, confidential information, trade secrets, or other intellectual property rights owned or controlled by a Party or its Affiliates or to prevent breach of Article 10.

14.                               ADDITIONAL PROVISIONS

14.1.        Entire Agreement.  This Agreement, including the Schedules hereto, together with the Equity Agreements, contain the entire agreement and understanding between the Parties relating to the subject matter hereof and all prior agreements and understandings between the Parties and relating to the subject matter hereof, including, without limitation, the MOU and, to the extent relating to the Products, the Prior Confidentiality Agreements, are superseded by this Agreement; provided, however, that the Community of Interest Letters and Agreements shall expressly survive and are hereby amended to remain in effect for the longer of ten (10) years after the Term or ten (10) years following the expiration or termination of the Existing US Lovenox Agreement, and any references in the specific Community of Interest Letter and

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Agreement dated [**] to the Prior Confidentiality Agreement shall refer instead to the confidentiality provisions of Article 10 of this Agreement.  The Parties also expressly agree and acknowledge that the Equity Agreements and the Existing US Lovenox Agreement shall not be superseded by this Agreement; provided, however, that the Parties agree that the Existing US Lovenox Agreement is amended to substitute the definition of “Confidential Information” in Section 1.21 hereof for the definition of “Confidential Information” in Section 1.18 of the Existing US Lovenox Agreement.  Neither Party shall be liable or bound to any other Party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein.

14.2.        Amendments and Waiver.  This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.  By an instrument in writing either Party may waive compliance by the other Party with any term or provision of this Agreement that such other Party was or is obligated to comply with or perform.  Any failure of a Party to enforce at any time, or for any period of time, any of the provisions of this Agreement shall not be deemed or construed to be a waiver of such provisions or a waiver of any right of such Party thereafter to enforce each and every such provision on any succeeding occasion or breach thereof.

14.3.        Assignment.  This Agreement and the rights and obligations hereunder shall be assignable only:  (a) except as provided under Section 14.3(c)(i)(B), by a Party to an Affiliate of that Party, without the consent of the other Party, provided that in such case, the assigning Party remains liable with the assignee for all of its obligations hereunder; (b) by a Party with the written consent of the other Party; or (c) by a Party without the consent of the other Party to (i) the purchaser (which, immediately prior to such transaction, is a Third Party) of (A) all or substantially all of the assets of the assigning Party’s business to which this Agreement relates, or (B) a majority of the voting equity securities of the assigning Party who thereby becomes an Affiliate of such Party (provided that in such case, the assigning Party remains liable with the assignee for all of its obligations hereunder); or (ii) the surviving Person, in the event of a merger of the assigning Party and another Person, and any such purchaser or successor shall be bound by the terms hereof.  Any attempted assignment that does not comply with the terms of this Section 14.3 shall be void.  This Agreement shall be binding upon and inure to the benefit of the Parties, their successors (including any successor resulting from a change of control of such Party) and permitted assigns.  Each Party agrees that, notwithstanding any provisions of this Agreement to the contrary, in the event that this Agreement is assigned by either Party as provided in the foregoing clause (c) or a transaction described in clause (c) occurs with respect to a Party, such assignment or transaction shall not provide the other Party with rights or access to intellectual property rights of the acquirer of such Party which were not already Patent Rights or Know-How Controlled by such Party prior to such assignment or transaction.

14.4.        Nature of Relationship.  In making and performing this Agreement, the Parties are acting, and intend to be treated, as independent entities and nothing contained herein shall be deemed or implied to create an agency, distributorship, joint venture or partnership relationship among the Parties.  Except as otherwise expressly provided herein, no Party may make any representation, warranty or commitment, whether express or implied, on behalf of or incur any charges or expenses for, or in the name of, the other Party.  Except as provided in Article 12, no

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Party shall be liable for the act of the other Party unless such act is expressly authorized in writing by the Parties.

14.5.        Notices.  All notices and other communications required or permitted to be given or made pursuant to this Agreement shall be in writing signed by the sender and shall be deemed duly given (a) on the date delivered, if personally delivered, (b) on the date sent by telecopier with automatic confirmation by the transmitting machine showing the proper number of pages were transmitted without error, (c) on the Business Day after being sent by Federal Express or another recognized overnight mail service which utilizes a written form of receipt for next day or next business day delivery, or (d) two (2) Business Days after mailing, if mailed by United States postage-prepaid certified or registered mail, return receipt requested, in each case addressed to the applicable party at the address set forth below; provided that a Party may change its address for receiving notice by the proper giving of notice hereunder:

If to Sandoz:	If to Momenta:

Sandoz AG	Momenta Pharmaceuticals, Inc.
Lichtstraße 35	675 West Kendall Street
CH 4056 Basel BS	Cambridge, MA 02142
Switzerland	USA
Attn: Peter Rupprecht,	Attn: Chief Executive Officer
Authorized Signatory	Tele: 617-395-4915
Tele: +41 61 324 5570	Fax: 617-621-3014
Fax: +41 61 324 5372

With a copy to:	With a copy to:

Sandoz Inc.	Momenta Pharmaceuticals, Inc.
506 Carnegie Center, Suite 400	675 West Kendall Street
Princeton, NJ 08540	Cambridge, MA 02142
Attn: General Counsel	Attn: General Counsel
Tele: (609) 627-8510	Tele: 617-491-9700
Fax: (609) 627-8684	Fax: 617-621-3014

and:

Sandoz International GmbH	Wilmer Cutler Pickering Hale and
Dorr LLP
Industriestrasse 25	60 State Street
83607 Holzkirchen	Boston, MA 02109
Germany	USA
Attn: General Counsel	Attn: Steven D. Singer, Esq.
Tele: +49-8024-476-0	Tele: (617) 526-6000
Fax: +49-8024-476-2589	Fax: (617) 526-5000

14.6.        Governing Law.  This Agreement and any and all matters arising directly or indirectly herefrom shall be governed by and construed and enforced in accordance with the

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

internal laws of the State of New York applicable to agreements made and to be performed entirely in such state, without giving effect to the conflict of law principles thereof.

14.7.        Jurisdiction and Venue.  Each Party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts located in Manhattan, New York for the purpose of any claim, controversy, action, cause of action, suit or litigation between the Parties arising in whole or in part under or in connection with this Agreement and agrees that such courts are a proper venue for such action.  Each Party agrees that effective process may be served to a Party pursuant to Section 14.5.

14.8.        Jury Waiver.  EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON, DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY ACKNOWLEDGES THAT IT AND THE OTHER PARTY HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.8.

14.9.        Counterparts; Facsimile Signature.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may also be executed via facsimile, which shall be deemed an original.

14.10.      Severability.  In the event that any one or more of the provisions contained herein, or the application thereof in any circumstances, is held invalid, illegal or unenforceable in any respect for any reason, the Parties shall negotiate in good faith with a view to the substitution therefor of a suitable and equitable solution in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid provision; provided, however, that the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties shall be enforceable to the fullest extent permitted by law.

14.11.      Expenses.  Each Party shall bear its own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby and thereby.

14.12.      Further Actions and Documents.  Each Party agrees to execute, acknowledge and deliver all such further instruments, and to do all such further acts, as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement.

14.13.      Use of Trade Names and Trademarks.  Each Party recognizes that the name of the other Party represents valuable assets of such other Party and that substantial recognition and goodwill are associated with such assets.  Each Party hereby agrees that neither it nor any of its Affiliates shall use such assets of the other Party without prior written authorization from such other Party.  Nothing in this Agreement constitutes a license entitling any Party to use any other

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

Party’s name, logos or trademarks; provided, however, that a Party may use the other Party’s name, logos or trademarks to the extent permitted in Sections 10.4 and 10.5.

14.14.      Affiliates.  To the extent that the rights granted to a Party hereunder may be and are exercised by an Affiliate of such Party, such Affiliate shall be bound by the corresponding obligations of such Party.

14.15.      Exports.  The Parties acknowledge that the export of technical data, materials or products is subject to the exporting Party receiving any necessary export licenses and that the Parties cannot be responsible for any delays attributable to export controls that are beyond the reasonable control of either Party.  The Parties agree not to export or re-export, directly or indirectly, any information, technical data, the direct product of such data, samples or equipment received or generated under this Agreement in violation of any governmental regulations that may be applicable.  The Parties agree to obtain similar covenants from their licensees with respect to the subject matter of this Section 14.15.

14.16.      Force Majeure.  No failure or omission by a Party in the performance of any obligation of this Agreement (excluding payment obligations) shall be deemed a breach of this Agreement or create any liability if the same shall arise from any cause or causes beyond the reasonable control of such Party, including, but not limited to, the following:  acts of God; acts or omissions of any government; any rules, regulations or orders issued by any governmental authority or by any officer, department, agency or instrumentality thereof; fire; storm; flood; earthquake; accident; war; rebellion; terrorism; insurrection; riot; and invasion (a “Force Majeure Event”); and provided that such failure or omission resulting from a Force Majeure Event is cured as soon as is practicable after the occurrence of such Force Majeure Event.  The Party claiming force majeure shall notify the other Party with notice of the Force Majeure Event as soon as practicable, but in no event later than fourteen (14) days after its occurrence, which notice shall reasonably identify such obligations under this Agreement and the extent to which performance thereof will be affected.  In such event, the Parties shall meet promptly to determine an equitable solution to the effects of any such Force Majeure Event.

14.17.      Non-Use of MIT Name.  Neither Sandoz nor its Affiliates shall use the name of “MIT,” “Lincoln Laboratory” or any variation, adaptation, or abbreviation thereof, or of any of its trustees, officers, faculty, students, employees, or agents (collectively, “MIT Associates”), or any trademark owned by MIT, or any terms of the MIT Agreement, in any promotional material or other public announcement or disclosure without the prior written consent of MIT, or in the case of the name of any MIT Associate, the written consent of such MIT Associate.  The immediately preceding sentence notwithstanding, without the consent of MIT (but subject to the provisions of Article 10), Sandoz and its Affiliates may state that they are sublicensed by MIT under one or more of the applicable Momenta Patent Rights, may make statements of facts, and may make disclosures or statements required by law.

14.18.      Headings.  The captions or headings of the Sections or other subdivisions hereof are inserted only as a matter of convenience or for reference and are not part of the agreement of the Parties and shall have no effect on the meaning of the provisions hereof.  All references in this Agreement to Sections and Schedules are to sections and schedules to this Agreement, unless otherwise indicated.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

14.19.      Construction.  Each Party acknowledges that it has been advised by counsel during the course of negotiation of this Agreement and, therefore, that this Agreement shall be interpreted without regard to any presumption or rule requiring construction against the Party causing this Agreement to be drafted.  Except where the context otherwise requires, wherever used, the use of any gender will be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The term “including” means including, without limiting the generality of any description preceding such term.  Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document refers to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein), (b) any reference to any laws refer to such laws as from time to time enacted, repealed or amended, and (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, refer to this Agreement in its entirety and not to any particular provision hereof

14.20.      No Consequential Damages.  UNLESS RESULTING FROM A PARTY’S WILLFUL MISCONDUCT OR FROM A PARTY’S BREACH OF ARTICLE 10, NO PARTY WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES.  NOTHING IN THIS SECTION 14.20 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER THIS AGREEMENT.

[Remainder of Page Intentionally Left Blank]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Collaboration and License Agreement in counterparts, effective as of the 13th day of June, 2007.

MOMENTA PHARMACEUTICALS, INC.		SANDOZ AG

By:	/s/ Craig Wheeler	By:	/s/ Peter Rupprecht

Name:	Craig Wheeler	Name:	Peter Rupprecht

Title:	President & CEO	Title:	Member of the Board

		By:	/s/ Christina Ackermann

		Name:	Christina Ackermann

		Title:	General Counsel Sandoz

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.28
COST OF GOODS SOLD

Cost of goods sold comprises all the costs incurred in producing goods for sale:

•      variable and fixed production costs including factory overhead

•      purchase price variances

•      inventory revaluations, inventory destroyed or written-off

•      change in the value of inventory provisions and

•      production variances

•      payments related to product rights, dossiers, patents, trademarks and registration costs that do not meet the criteria for capitalization

•      amortization and impairment losses related to marketable products, i.e. product rights, patent rights, trademarks and core development technologies

•      Other non-production related cost of goods sold that cannot be allocated to any other line of COGS

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.82
CURRENT MOMENTA PATENT RIGHTS

MNTA Ref. No.	Inventors	Title	Serial No. if pending/ Patent No. if issued
M-series (Momenta-owned cases)
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
C-series (Licensed to Momenta under the MIT Agreement)
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

MNTA Ref. No.	Inventors	Title	Serial No. if pending/ Patent No. if issued
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]
[**]	[**]	[**]	[**]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.89
NET SALES

Net Sales Concepts

The Novartis Group’s principal accounting policies are set out in note 1 of the Group’s consolidated financial statements and conform to International Financial Reporting Standards (“IFRS”).  Significant judgments and estimates are used in the preparation of the consolidated financial statements which, to the extent that actual outcomes and results may differ from these assumptions and estimates, could affect the accounting in the areas described in this section.

REVENUE

Revenue is recognized when title and risk of loss for the products are transferred to the customer. Provisions for rebates and discounts granted to government agencies, wholesalers, managed care and other customers are recorded as a reduction of revenue at the time the related revenues are recorded or when the incentives are offered. They are calculated on the basis of historical experience and the specific terms in the individual agreements. Cash discounts are offered to customers to encourage prompt payment. They are recorded as a reduction of revenue at the time of invoicing. Wholesaler shelf-inventory adjustments are granted to customers based on the existing inventory of a product at the time of decreases in the invoice or contract price of a product or at the point of sale if a price decline is reasonably estimable.  Where there is a historical experience of Novartis agreeing to customer returns, Novartis records a provision for estimated sales returns by applying historical experience of customer returns to the amounts invoiced and the amount of returned products to be destroyed versus products that can be placed back in inventory for resale.

Optional

DEDUCTIONS FROM REVENUES: As is typical in the pharmaceutical industry, Novartis’ gross sales are subject to various deductions, primarily comprised of rebates and discounts to retail customers, government agencies, wholesalers and managed health care organizations. These deductions represent estimates of the related obligations, requiring the use of judgment when estimating the impact of these sales deductions on gross sales for a reporting period. These adjustments are reported as a reduction of Gross Sales to arrive at Net Sales.

The following briefly describes the nature of each deduction and how the deduction is estimated. The US market has the most complex arrangements related to revenue deductions. However, in a number of countries outside the U.S., including major European countries, Novartis provides rebates to government entities. These rebates are often legislatively mandated. Specific references are made to the US market, and where applicable, to [**]:

•                  The US Medicaid program is a state government-administered program that uses state and federal funds to provide assistance to certain vulnerable and needy individuals and families. In 1990, the Medicaid Drug Rebate Program was established to reduce state and federal expenditures for prescription drugs. Under the rebate program, [**]. Provisions for estimating  Medicaid rebates are calculated using a combination of historical experience,

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

product and population growth, price increases, the impact of contracting strategies and specific terms in the individual state agreements. These provisions are adjusted based upon established processes for refiling data with individual states. For Medicaid, the calculation of rebates involves interpretation of relevant regulations, which are subject to challenge or change in interpretative guidance by government authorities. Since Medicaid rebates are typically billed up to six months after the products are dispensed to patients, any rebate adjustments may involve revisions of provisions for several periods.

•                  [**]. These savings vary based on a patient’s current drug coverage and personal income levels. Provisions for the subsidiaries’ obligations under these programs are based on historical experience, trend analysis and current program terms.  On January 1, 2006, an additional prescription drug benefit will be added to the US Medicare program. Individuals that have dual Medicaid/Medicare drug benefit eligibility will have their Medicaid prescription drug coverage replaced on January 1, 2006 by the new Medicare Part D coverage, provided through private prescription drug plans. The change will lead to a significant shift of plan participants between programs in which the subsidiaries participate. The [**].

•                  Wholesaler chargebacks relate to [**]. A wholesaler chargeback represents the difference between the invoice price to the wholesaler and the indirect customer’s contract discount price. Provisions for estimating chargebacks are calculated using a combination of factors such as historical experience, product growth rates and the specific terms in each agreement. The subsidiaries account for wholesaler’s chargebacks by reducing accounts receivable.  Wholesaler chargebacks are generally settled within three months of incurring the liability.

•                  Customer rebates are offered to key managed health care plans, group purchasing organizations and other direct and indirect customers to [**]. These rebate programs provide that the customer receive a rebate after attaining certain performance parameters relating to product purchases, formulary status and/or pre-established market share milestones relative to competitors. Since rebates are contractually agreed upon, rebates are estimated based on the specific terms in each agreement, historical experience and product growth rates. [**].

•                  In order to evaluate adequacy of ending provision balances, [**]. Management internally estimates the inventory level in the retail channel and in transit.

•                  Where a product with right of customer returns is sold, [**]. Other factors are also considered, such as product recalls and, in the case of [**]. In the US, historical rates of return are utilized and are adjusted for known or expected changes in the marketplace when appropriate. Sales returns amount to approximately [**]% of gross product sales.

•                  The policy of [**]. Based on this information, the inventories on hand at wholesalers and other distribution channels in the US are estimated to be approximately one month at December 31, 2005.  Novartis believes the third party data sources of information are sufficiently reliable, however its accuracy cannot be verified.

•                  At the end of 2005, [**].

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

•                  Cash discounts are offered to customers in the US and certain other countries to encourage prompt payment. Cash discounts, which are typically [**]% of gross sales in the US, are accrued at the time of invoicing.

•                  Shelf-stock adjustments are generally granted to customers based on the existing inventory of a customer following decreases in the invoice or contract price of the related product. Provisions for [**], are determined at the time of the [**] or at the [**].

•                  Other sales discounts, such as consumer coupons and discount cards, are also offered. These discounts are recorded at the time of sales or when the coupon is issued and estimated utilizing historical experience and the specific terms for each program.

•                  Discounts, rebates or other deductions shown on the invoice are generally recorded directly as a reduction in the gross to net sales value and do not pass through the provision account.

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.

SCHEDULE 1.124
CURRENT SANDOZ PATENT RIGHTS

[**]

Confidential Portions of this Exhibit marked as [***] have been omitted pursuant to a request for confidential treatment and have been filed separately with the Securities and Exchange Commission.